                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]      Preliminary Proxy Statement
[ ] Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[ ]      Soliciting Material Pursuant to Rule 14a-11(c) or rule 14a-12

                          QUINTILES TRANSNATIONAL CORP.
                          -----------------------------
                (Name of Registrant as Specified In Its Charter)

                                 Not Applicable
                                 --------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]      No fee required.

[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

         (1) Title of each class of securities to which transaction applies:

         (2)      Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         (4)      Proposed maximum aggregate value of transaction:

         (5)      Total fee paid:

[ ]      Fee paid previously with preliminary materials.


[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)      Amount Previously Paid:
         (2)      Form, Schedule or Registration Statement No.:
         (3)      Filing Party:
         (4)      Date Filed:

                                [Quintiles Logo]


                              4709 CREEKSTONE DRIVE
                         RIVERBIRCH BUILDING, SUITE 200
                        DURHAM, NORTH CAROLINA 27703-8411

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD JUNE 19, 2000

         You are cordially invited to attend the Annual Meeting of Shareholders of Quintiles Transnational Corp. (the "Company") which will be held on Monday, June 19, 2000 at 5:00 p.m., Eastern Daylight Saving Time, at the Marriott at Research Triangle Park, 4700 Guardian Dr., Durham, North Carolina 27703 for the following purposes:

         (1) To elect four nominees to serve as Class III directors with terms continuing until the Annual Meeting of Shareholders in 2003;

         (2)      To approve the Company's 1999 Employee Stock Purchase Plan;

         (3) To ratify the appointment of Arthur Andersen LLP as independent public accountants for the Company and its subsidiaries for the fiscal year ending December 31, 2000; and

         (4) To transact such other business as may properly come before the meeting or any adjournment thereof.

         Shareholders of record at the close of business on May 4, 2000 are entitled to notice of and to vote at the Annual Meeting and any and all adjournments or postponements thereof.

         IT IS DESIRABLE THAT YOUR SHARES OF STOCK BE REPRESENTED AT THE MEETING REGARDLESS OF THE NUMBER OF SHARES YOU MAY HOLD. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED. IF YOU ATTEND THE MEETING YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON.

                                    By Order of the Board of Directors

                                    John S. Russell
                                    Senior Vice President and General Counsel
                                    Head Global Human Resources,
                                    Corporate Secretary

Durham, North Carolina
May 22, 2000

                          QUINTILES TRANSNATIONAL CORP.

                              4709 CREEKSTONE DRIVE
                         RIVERBIRCH BUILDING, SUITE 200
                        DURHAM, NORTH CAROLINA 27703-8411

                                 PROXY STATEMENT

                               GENERAL INFORMATION

PROXY SOLICITATION

         This Proxy Statement and the accompanying proxy card are being mailed to shareholders on or about May 22, 2000, by the Board of Directors of Quintiles Transnational Corp. (the "Company") in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at the Marriott at Research Triangle Park, 4700 Guardian Dr., Durham, North Carolina 27703 on June 19, 2000, at 5:00 p.m., Eastern Daylight Saving Time, and at all adjournments or postponements thereof. The Company will pay all expenses incurred in connection with this solicitation, including postage, printing, handling and the actual expenses incurred by custodians, nominees and fiduciaries in forwarding proxy material to beneficial owners. In addition to solicitation by mail, certain officers, directors and regular employees of the Company, who will receive no additional compensation for their services, may solicit proxies by telephone, personal communication or other means. The Company has retained Corporate Investor Communications, Inc. to aid in the search for shareholders and delivery of proxy materials.

PURPOSES OF MEETING

         The principal purposes of the meeting are to: (1) elect four Class III directors for a term of three years; (2) approve the Company's 1999 Employee Stock Purchase Plan; (3) ratify the action of the Board of Directors pursuant to the recommendation of the Audit Committee in appointing Arthur Andersen LLP as independent public accountants for the Company and its subsidiaries for the 2000 fiscal year; and (4) transact such other business as may properly come before the meeting or any adjournment or postponement thereof. The Board of Directors knows of no other matters other than those stated above to be brought before the meeting.

VOTING RIGHTS

         If the accompanying proxy card is properly signed and returned to the Company and not revoked, it will be voted in accordance with the instructions contained therein. If the proxy card is signed and returned, but voting directions are not made, the proxy will be voted in favor of the proposals set forth in the accompanying "Notice of Annual Meeting of Shareholders" and in such manner as the proxyholders named on the enclosed proxy card in their discretion determine upon such other business as may properly come before the meeting or any adjournment or postponement thereof. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted by (1) filing written notice of revocation with the Secretary of the Company which is actually received prior to the vote of shareholders, (2) filing a duly executed proxy bearing a later date with the Secretary of the Company before the vote of shareholders or (3) attending the Annual Meeting and voting in person.

         The Board of Directors has fixed the close of business on May 4, 2000, as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting and all adjournments or postponements thereof. As of the close of business on May 4, 2000, the Company had outstanding 115,118,536 shares of Common Stock. On all matters to come before the Annual Meeting, each holder of Common Stock will be entitled to vote at the Annual Meeting and will be entitled to one vote for each share owned.

                          SHARE OWNERSHIP OF MANAGEMENT

SHARE OWNERSHIP OF MANAGEMENT

         The following table provides information, as of March 31, 2000, regarding shares of Common Stock of the Company owned of record or known to the Company to be owned beneficially by each director, each executive officer named in the Summary Compensation Table on page 13 and all current directors and executive officers as a group. Except as set forth in the footnotes, each of the shareholders identified in the table below has sole voting and investment power over the shares beneficially owned by such person, except to the extent such power may be shared with a spouse.

                                                                           Shares                Percent
        Name                                                        Beneficially Owned(1)        of Class
        ----                                                        ------------------           --------
        Dennis B. Gillings, Ph.D. (2)                                     6,112,530                 5.3%
        Santo J. Costa (3)                                                  320,090                   *
        Ludo Reynders (4)                                                   227,085                   *
        Rachel R. Selisker (5)                                              171,382                   *
        William E. Ford (6)                                               2,813,757                 2.4%
        Fred C. Goad, Jr. (7)                                               928,467                   *
        Jim D. Kever (8)                                                  1,018,226                   *
        Robert C. Bishop, Ph.D. (9)                                          36,345                   *
        Chester W. Douglass, Ph.D. (10)                                     367,693                   *
        Arthur M. Pappas (11)                                                79,943                   *
        Vaughn D. Bryson (12)                                                15,585                   *
        Virginia V. Weldon, M.D. (13)                                         9,601                   *
        Eric J. Topol, M.D. (14)                                              8,727                   *
        E.G.F. Brown (15)                                                    14,493                   *

        All current directors and executive officers as a                11,750,508                10.0%
        group (14 persons) (16)

-------------------------
*Less than one percent

(1) Pursuant to the rules of the Securities and Exchange Commission, certain shares of the Company's Common Stock which a person has the right to acquire within 60 days of the date shown above pursuant to the exercise of stock options are deemed to be outstanding for the purpose of computing the percentage ownership of such person but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Such shares are described below as being subject to presently exercisable stock options. A beneficial owner of shares held in the Company's Employee Stock Ownership Plan (the "ESOP") or Approved Profit Sharing Scheme has sole voting power over the shares held in his or her account, but shares investment power over the shares with the plan trustee.
(2) Includes 183,370 shares subject to presently exercisable stock options and 161,219 shares held by the ESOP for Dr. Gillings' account. Includes 6,739 shares owned by Dr. Gillings' daughter, 180,000 shares owned by the Gillings Family Limited Partnership, of which Dr. Gillings and his wife are the general partners, 7,200 shares held by the GFEF Limited Partnership, of which Dr. Gillings is the general partner, 198,618 shares owned by Dr. Gillings' wife and an aggregate of 834,766 shares owned by two Grantor Retained Annuity Trusts under which Dr. Gillings is the beneficiary. Dr. Gillings shares voting power over 392,557 shares and shares investment power over 1,388,542 shares. Dr. Gillings disclaims beneficial ownership of all shares owned by his wife and daughter, all shares in the Gillings Family Limited Partnership, all shares owned by the GFEF Limited Partnership and all shares in the GRATs, except to the extent of his interest therein.
(3) Includes 293,395 shares subject to presently exercisable stock options and 3,645 shares held by the ESOP for Mr. Costa's account. Includes 1,000 shares owned by Mr. Costa's wife and 200 shares owned by Mr. Costa's children. Mr. Costa disclaims beneficial ownership of the shares held by his wife.
(4) Includes 112,971 shares subject to presently exercisable stock options, 702 shares held by Quintiles (UK) Limited Approved Profit Sharing Scheme for Dr. Reynders' account and 166 shares held by the ESOP for Dr. Reynders' account.
(5) Includes 81,949 shares subject to presently exercisable stock options and 44,069 shares held by the ESOP for Ms. Selisker's account.
(6) Includes 3,958 shares subject to presently exercisable stock options. Also includes 2,425,631 shares owned by General Atlantic Partners 25, L.P. ("GAP 25"), whose general partner is General Atlantic Partners, LLC ("GAP LLC"). Mr. Ford is a managing member of GAP LLC. Includes 384,168 shares owned by GAP Coinvestment Partners, L.P. ("GAPCO"), of which Mr. Ford is a general partner. GAP 25, GAP LLC and GAPCO are a "group" within the meaning of Rule 13d-5 of the Securities and Exchange Act of 1934, as amended. Mr. Ford disclaims beneficial ownership of all such securities except to the extent of his pecuniary interest therein.
(7) Includes 623,810 shares subject to presently exercisable stock options. Includes 15,304 shares owned by Mr. Goad's wife and 83,468 shares held in trusts of which Mr. Goad is the trustee and primary beneficiary. Mr. Goad disclaims beneficial ownership of the shares held by his wife.
(8) Includes 635,470 shares subject to presently exercisable stock options and 63,960 shares in a trust for the benefit of Mr. Kever's minor children.
(9)      Includes 33,845 shares subject to presently exercisable stock options.

(10) Includes 36,593 shares subject to presently exercisable stock options. Includes 93,600 shares owned by the Douglass Family Limited Partnership, of which Dr. Douglass is the sole general partner. Dr. Douglass disclaims beneficial ownership of the shares held by the limited partnership except to the extent of his pecuniary interest therein.
(11)     Includes 33,843 shares subject to presently exercisable stock options.
(12)     Includes 12,585 shares subject to presently exercisable stock options.
(13) Includes 8,601 shares subject to presently exercisable stock options. Includes 1,000 shares held in a trust.
(14)     Includes 8,727 shares subject to presently exercisable stock options.
(15)     Includes 6,493 shares subject to presently exercisable stock options.
(16) Does not include shares beneficially owned by named executive officers who are not executive officers as of the date of this report. Includes 1,904,884 shares subject to presently exercisable stock options and 165,198 shares held by the ESOP for the accounts of individual executive officers.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

         The following table provides information regarding shares of the Company's Common Stock known to be beneficially owned by persons holding more than five percent of the Company's outstanding Common Stock (other than directors and executive officers shown in the preceding table) as of March 31, 2000.

                                                         SHARES BENEFICIALLY          PERCENT OF
     NAME AND ADDRESS OF BENEFICIAL OWNER                        OWNED                  CLASS
     ------------------------------------                -------------------          ----------
     Capital Group International, Inc. (1)                      22,264,870               19.4%
        Capital Guardian Trust Company
     11100 Santa Monica Blvd.
     Los Angeles, California  90025

     Capital Research and Management Company (2)                 9,292,560                8.1%
     333 South Hope Street
     Los Angeles, California  90071

---------------------

(1) Based on a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2000. Capital Group International, a holding company, reports sole dispositive power over the shares held by its subsidiaries. Capital Guardian Trust Company, a bank subsidiary of Capital Group International, reports sole voting power over 10,541,450 shares and sole dispositive power over 13,375,100 shares. Both Capital Group International and Capital Guardian Trust disclaim beneficial ownership of the shares.
(2) Based on a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2000. Capital Research and Management Company has sole dispositive power over the shares, but does not have voting power over the shares and disclaims beneficial ownership of the shares.

                        PROPOSAL 1: ELECTION OF DIRECTORS

         The Company's Board of Directors is divided into three classes, as nearly equal in number as possible. Each year the shareholders will elect the members of one of the three classes to a three year term of office.

         The term of office of the Class III directors expires at the Annual Meeting; the term of office of the Class I directors expires at the 2001 Annual Meeting of Shareholders; and the term of office of the Class II directors expires at the 2002 Annual Meeting of Shareholders, or in any event at such time as their respective successors are duly elected and qualified or their earlier resignation, death or removal from office.

         David F. White, Ludo J. Reynders and Rachel R. Selisker each resigned from the Board of Directors of the Company on November 4, 1999, February 3, 2000 and February 25, 2000, respectively.

         The following table lists the directors of the Company and the classes in which they serve as of the date of this Proxy Statement:


         CLASS I                                CLASS II                                CLASS III
  (Term Expiring 2001)                   (Term Expiring 2002)                      (Term Expiring 2000)
Robert C. Bishop, Ph.D.                  Vaughn D. Bryson                       Dennis B. Gillings, Ph.D.
Santo J. Costa                           Eric J. Topol, M.D.                    Chester W. Douglass, Ph.D.
Arthur M. Pappas                         Jim D. Kever                           Virginia V. Weldon, M.D.
E.G.F. Brown                             William E. Ford                        Fred C. Goad, Jr.

The Company expects that upon the completion of the sale of the Company's wholly-owned subsidiary, ENVOY Corporation ("ENVOY"), Messrs. Kever, Ford and Goad will resign from the Board of Directors. If this event should occur prior to the date of the Annual Meeting of Shareholders, the vacancies created by such resignations would not be filled by the Board of Directors prior to the Annual Meeting. The Board of Directors may subsequently choose to fill such vacancies, if any, during the year for a term to expire at the 2001 Annual Meeting of Shareholders, pursuant to the Company's Bylaws.

         The Board of Directors has approved the nomination of the Class III directors indicated above for election at the Annual Meeting to serve until the Annual Meeting of Shareholders in the year 2003 (or until such time as their respective successors are elected and qualified or their earlier resignation, death or removal from office).

         The Board of Directors has no reason to believe that the persons named above as nominees for directors will be unable or will decline to serve if elected. However, if the completion of the sale of ENVOY should occur prior to the date of the Annual Meeting of

Shareholders, the vacancy created by Mr. Goad's resignation would not be filled by the Board of Directors prior to the Annual Meeting and a substitute nominee will not be designated by the Board of Directors. In the event of death or disqualification of any nominee or the refusal or inability of any nominee to serve as a director, the proxy may be voted with discretionary authority for a substitute or substitutes as shall be designated by the Board of Directors.

         Pursuant to North Carolina law, the four candidates who receive the highest number of votes as Class III directors will be elected as Class III directors of the Company. Abstentions and shares held in street name that are not voted in the election of directors will not be included in determining which nominees received the highest number of votes.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF THESE NOMINEES.

         Set forth below are the names and other information pertaining to the Board's nominees and other directors whose terms of office will continue after the Annual Meeting:


                                                                                                              FIRST YEAR
                                                                                                              ELECTED
 NAME                                            POSITION WITH COMPANY                             AGE        DIRECTOR
 ----                                            ---------------------                             ---        --------

CLASS I
Robert C. Bishop, Ph.D. (1)(3)(5)               Director                                          57             1994

Santo J. Costa (5)                              Vice Chairman - Board of Directors                54             1994

Arthur M. Pappas (1)(5)(6)                      Director                                          52             1994

E.G.F. Brown (1)(2)                             Director                                          56             1998

CLASS II

Vaughn D. Bryson (1)(2)(4)                      Director                                          61             1997

Eric J. Topol, M.D. (1)(4)                      Director                                          45             1997

Jim D. Kever (4)                                Director and Chief Executive Officer of ENVOY     47             1999

William E. Ford (1)(2)                          Director                                          38             1999

Class III

Dennis B. Gillings, Ph.D. (1)                   Chairman - Board of Directors & Chief Executive   56             1982
                                                Officer

Chester W. Douglass, Ph.D. (1)(3)(4)            Director                                          60             1983

Virginia V. Weldon, M.D. (1)(3)(6)              Director                                          64             1997

Fred C. Goad, Jr. (6)                           Director                                          59             1999


-------------------------

(1)      Member of Executive Committee

(2)      Member of Audit Committee
(3)      Member of Compensation Committee
(4)      Member of Quality Committee
(5)      Member of Nominations Committee
(6)      Member of Human Resources Committee

         ROBERT C. BISHOP, PH.D. has served as a director since April 1994. Since June 1999, Dr. Bishop has served as Chairman of the Board for AutoImmune, Inc., a biotechnology company. From May 1992 to December 1999, Dr. Bishop served as President, Chief Executive Officer and director of AutoImmune, Inc. From February 1991 to April 1992, Dr. Bishop served as President of Allergan Therapeutics Group, a division of Allergan, Inc., an eye and skin care company. From August 1989 to February 1991, Dr. Bishop served as President of Allergan Pharmaceuticals, a division of Allergan, Inc. Dr. Bishop serves as a director of Millipore Corporation, a multinational company that applies its purification technology to research and manufacturing applications in the microelectronics and biopharmaceutical industries. Dr. Bishop received an M.B.A. from the University of Miami and a Ph.D. in Biochemistry from the University of Southern California.

         E. G. F. BROWN has served as a director since January 1998. Mr. Brown is Chairman - Mainland Europe of Tibbett & Britten Group plc. Mr. Brown was previously an Executive Director of T.D.G. PLC, a European logistics company, and a director of Datrontech PLC, a distributor of personal computer components. Prior to joining TDG in 1996, Mr. Brown served as Operations Director for NFC PLC, a supply chain logistics company. Mr. Brown was educated at Exeter and Reading Universities and the London Business School.

         VAUGHN D. BRYSON has served as a director since March 1997. Mr. Bryson is President of Life Science Advisors, LLC, a consulting firm focused on assisting biopharmaceutical and medical device firms in building shareholder value. Mr. Bryson was a 32 year employee of Eli Lilly & Co. ("Lilly"), a global research-based pharmaceutical corporation, where he served as President and Chief Executive Officer from 1991 until June 1993; he was Executive Vice President from 1986 until 1991. He served as a director of Lilly from 1984 until his retirement in 1993. From April 1994 to December 1996, Mr. Bryson served as Vice Chairman of Vector Securities International, Inc., an investment banking firm. Mr. Bryson is a director of Ariad Pharmaceuticals, Inc., a developer of pharmaceuticals that targets intracellular signaling pathways in order to alter the course of disease; Chiron Corporation, a global healthcare company with biopharmaceutical businesses; Fusion Medical Technologies, Inc., a company developing and commercializing proprietary collagen gel-based products for use in controlling bleeding during surgery; and Amylin Pharmaceuticals, Inc., a developmental stage biopharmaceutical company focusing on metabolic disorders.

         SANTO J. COSTA became Vice Chairman in November 1999 and has been a director since April 1994. Mr. Costa served as the Company's President and Chief Operating Officer from April 1994 to November 1999. From July 1993 to March 1994, Mr. Costa directed the affairs of his own consulting firm, Santo J. Costa & Associates, which focused on pharmaceutical and biotechnology companies. Prior to July 1993, Mr. Costa served seven years at Glaxo, Inc., a pharmaceutical company, as Senior Vice President Administration and General Counsel and a member of the Board of Directors. Mr. Costa serves as a director of NPS Pharmaceuticals Inc., a pharmaceutical company engaged in the discovery and development of small molecule drugs that address a variety of diseases. Mr. Costa received a law degree from St. John's University.

         CHESTER W. DOUGLASS, PH.D. has served as a director since 1983. Dr. Douglass is Professor and Chairman of the Department of Oral Health Policy and Epidemiology, Harvard University School of Dental Medicine and Professor, Department of Epidemiology, Harvard University School of Public Health. Dr. Douglass has served over 30 years in various academic appointments at Temple University, the University of North Carolina at Chapel Hill and Harvard University. Dr. Douglass received a D.M.D. from the Temple University School of Dentistry, an M.P.H. from the University of Michigan School of Public Health and a Ph.D. from the University of Michigan Rackham School of Graduate Studies.

         WILLIAM E. FORD has served as a director since June 1999. He was appointed a director of ENVOY in March 1996 and served as a director until the Company acquired ENVOY in March 1999. Mr. Ford has served as a managing member of General Atlantic Partners LLC, a private equity firm that invests globally in information technology companies, since 1991. Mr. Ford is also a director of Priceline.com Incorporated, a publicly traded buyer-driven e-commerce company whose "demand collection system" enables consumers to use the Internet to save money on a wide range of products and services; E*Trade Group, Inc., a provider of online investing services for self-directed investors; Tickets.com, a provider of entertainment tickets, event information and related products and services through retail stores, telephone sales centers, interactive voice response systems and the Internet; LHS Group, Inc., a publicly-traded billing solutions software company; Eclipsys Corporation, a provider of clinical, financial and administrative software solutions to the health care industry and several private software companies in which General Atlantic Partners, LLC or one of its affiliates is an investor.

         FRED C. GOAD, JR. has served as a director since June 1999. He served as the Chairman and Co-Chief Executive Officer of ENVOY from August 1995 until the Company acquired ENVOY in March 1999, and as a director from ENVOY's incorporation in August 1994 through March 1999. Prior to that time, he served as ENVOY's President from the date of incorporation until assuming the title of Chairman and Co-Chief Executive Officer in August 1995. Mr. Goad served as Chief Executive Officer and a director of ENVOY Corporation, a Delaware corporation and former parent corporation to ENVOY, from September 1985 through June 1995. Mr. Goad is a director of Performance Food Group Company, a food distribution company.

         DENNIS B. GILLINGS, PH.D. founded Quintiles in 1982 and has served as Chief Executive Officer and Chairman of the Board of Directors since its inception. From 1972 to 1988, Dr. Gillings served as a professor in the Department of Biostatistics at the University of North Carolina at Chapel Hill. During his tenure as a professor, he was active in statistical consulting for the pharmaceutical industry. Dr. Gillings currently serves on the Dean's Advisory Council of the University of North Carolina School of Public Health. Dr. Gillings has been published widely in scientific and medical journals. Dr. Gillings serves as a director of Triangle Pharmaceuticals, Inc., a company engaged in the development of new drug candidates primarily in the antiviral area. Dr. Gillings received a Diploma in Mathematical Statistics from the University of Cambridge and a Ph.D. in Mathematics from the University of Exeter.

         JIM D. KEVER has served as a director since June 1999. He has served as Chief Executive Officer of ENVOY, since the Company acquired ENVOY in March 1999. Mr. Kever served as President and Co-Chief Executive Officer of ENVOY from August 1995 until March 1999 and as a director from ENVOY's incorporation in August 1994 until March 1999. Prior to such time, he served as ENVOY's Executive Vice President, Secretary and General Counsel from the date of incorporation. Mr. Kever had served as a director and Secretary, Treasurer and General Counsel of ENVOY's former parent corporation since 1981 and as Executive Vice President since 1984. Mr. Kever also is a director of Transaction System Architects, Inc., a supplier of electronic payment software products and network integration solutions, 3D Systems Corporation, a manufacturer of technologically advanced solid imaging systems and prototype models, and Tyson Foods, where he also serves on the audit and ethics committees.

         ARTHUR M. PAPPAS has served as a director since September 1994. Mr. Pappas is Chairman and Chief Executive Officer of A. M. Pappas & Associates, LLC, an international consulting, investment and venture company that works with life science companies, products and related technologies. Prior to founding A.
M. Pappas & Associates in 1994, Mr. Pappas was a director on the main board of Glaxo Holdings plc with executive responsibilities for operations in Asia Pacific, Latin America, and Canada. In this capacity, he served as Chairman and Chief Executive of Glaxo Far East (Pte) Ltd. and Glaxo Latin America Inc., as well as Chairman of Glaxo Canada Inc. Mr. Pappas has held various senior executive positions with Abbott Laboratories International Ltd., Merrell Dow Pharmaceuticals, and the Dow Chemical Company, in the United States and internationally. Mr. Pappas is a director of Valentis Inc., a gene therapy research company; Embrex Inc., a research and development company specializing in poultry in-the-egg delivery systems; and KeraVision, Inc., a company developing products for reversible vision correction surgery. He is also a director of privately-held AtheroGenics Inc. and ArgoMed, Inc. Mr. Pappas received a B.S. in biology from Ohio State University and an M.B.A. in finance from Xavier University.

         ERIC J. TOPOL, M.D. has served as a director since November 1997. Dr. Topol is the Chairman of the Department of Cardiology and co-director of the Heart Center at The Cleveland Clinic Foundation. He has served as Study Chairman for clinical trials of well over 100,000 patients over the past decade. Dr. Topol was a faculty member of the University of Michigan from 1985 until 1991 before moving to his current post. He has authored more than 500 publications in leading peer-review medical journals and is the editor of more than 10 books. Dr. Topol has been elected to the American Society of Clinical Investigation and the American Association of Physicians. He previously served as a director for Rhone Poulenc Rorer, a leading life sciences company, specializing in innovations in human, plant and animal health. Dr. Topol received his M.D. at the University of Rochester and completed post-doctoral training at the University of California, San Francisco and the Johns Hopkins Medical Center.

         VIRGINIA V. WELDON, M.D. has served as a director since November 1997. Dr. Weldon served as Senior Vice President, Public Policy, Monsanto Company, an agro-chemicals and biotechnology (life sciences) company, from October 1993 until her retirement in March 1998. Previously, she was Professor of Pediatrics, Vice Chancellor for Medical Affairs and Vice President of the Medical Center at Washington University in St. Louis. Dr. Weldon has received recognition from numerous medical, scientific and educational organizations, among them the Association of American Medical Colleges, of which she served as Chairman. In 1994, Dr. Weldon was one of 18 individuals appointed to the President's Committee of Advisors on Science and Technology. More recently, she became a member of the California Institute of Technology Board of Trustees. Dr. Weldon received her medical degree from the State University of New York at Buffalo. She also completed post-doctoral studies at the Johns Hopkins University.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

         The Board of Directors met 10 times during 1999. The Board has an Executive Committee, Audit Committee, Compensation Committee, Quality Committee, Nominations Committee, and Human Resources Committee. The Board also had a Policy Committee, which was combined with the Quality Committee in May 1999. The Executive Committee has the authority to exercise all powers of the Board of Directors during intervals between meetings of the Board. The Executive Committee met four times during 1999. The Audit Committee reviews the results and scope of the audit and other services provided by the Company's independent public accountants. The Audit Committee also recommends to the Board the appointment of independent public accountants. The Audit Committee met four times during 1999. The Compensation Committee is responsible for the approval of compensation arrangements for officers of the Company and the review of the Company's compensation plans and policies. The Compensation Committee met four times during 1999. The Quality Committee oversees the reporting of serious adverse events for the Company's studies, establishes policies regarding scientific integrity and quality assurance and has taken over the responsibilities of the Policy Committee. During 1999, the Quality Committee met five times. The Policy Committee was responsible for reviewing conflicts of interest arising from the provision of services to a wide variety of clients and overseeing the conflicts resolution process. The Policy Committee met two times during 1999. The Nominations Committee nominates individuals to serve on the Board of Directors for shareholder approval or, in the case of filling a vacancy, for Board approval. The Nominations Committee met three times during 1999. The Human Resources Committee oversees strategic global human resources issues. During 1999, the Human Resources Committee met four times.

         The Company's Bylaws provide procedures for the nomination of directors. The Bylaws provide that nominations for the election of directors may only be made by the Board of Directors or a designated committee thereof, or by any shareholder entitled to vote generally in elections of directors if the shareholder follows certain procedures. Any shareholder of record entitled to vote generally in the election of directors may nominate one or more persons for election as directors at a meeting of shareholders only if written notice of such shareholder's intent to make such nomination or nominations has been given, either by personal delivery or certified mail, postage prepaid, to the Secretary of the Company (i) with respect to an election to be held at an annual meeting of shareholders, not more than ninety (90) days nor less than fifty (50) days in advance of such meeting; and (ii) with respect to an election to be held at a special meeting of shareholders called for the purpose of the election of directors, not later than the close of business on the tenth business day following the date on which notice of such meeting is first given to shareholders. Each such notice of a shareholder's intent to nominate a director must set forth certain information as specified in the Company's Bylaws.

         Each director attended 75% or more of the aggregate of the Board meetings (held during the period for which the director was in office) and committee meetings of the Board of which the director was a member; except for Mr. Ford who attended 71% of the aggregate meetings of the Board and Dr. Topol who attended 60% of the aggregate meetings of the Quality Committee of which he was a member.

DIRECTOR COMPENSATION

         Each non-officer director receives annually a grant of stock options valued at $100,000 with the number of options determined in accordance with the Black-Scholes method. In addition, each non-officer director receives (1) an annual retainer of $24,000, (2) $1,000 for each Board meeting attended in person or by teleconference and (3) $500 for each committee meeting attended in person or by teleconference, each paid quarterly in cash. Beginning in 2000, committee chairs will also receive an extra $5,000 per year in compensation for their additional responsibilities. The Company reimburses each director for out-of-pocket expenses incurred in connection with the rendering of services as a director. Certain other financial relationships with directors are described in "Certain Relationships and Related Transactions."

         EXECUTIVE OFFICERS

         Set forth below is certain information with respect to each of the Company's executive officers who are not directors.

NAME                                 AGE    POSITION WITH THE COMPANY
----                                 ---    -------------------------
James L. Bierman                      47    Chief Financial Officer

John S. Russell                       45    Senior Vice President and General Counsel,
                                            Head Global Human Resources

         JAMES L. BIERMAN became Chief Financial Officer in February 2000 and served as the Company's Senior Vice President, Corporate Development since 1998. Previously, Mr. Bierman spent 22 years with Arthur Andersen LLP. As a partner of this international professional services organization, he worked with a diversified broad-base of companies solving complex business problems. His experience ranges from applying knowledge of complex business processes to improve operational efficiency and effectiveness while reducing risk to researching and developing leading-edge accounting issues. He has been a frequent speaker at various industry trade group-sponsored symposiums on various financial and accounting topics. He has authored several articles, the latest of which was published in Bank Director White Paper Mergers and Acquisitions: Strategies and Trends Shaping the Industry. The article is titled "Mergers of Equals vs. Acquisition: Strategies for Success." Mr. Bierman received his B.A. degree in Economics/History from Dickinson College in Carlisle, Pennsylvania, and attended Cornell University's Johnson Graduate School of Management, where he received his M.B.A.

         JOHN S. RUSSELL serves as Senior Vice President and General Counsel and Head of Global Human Resources. He is also the Corporate Secretary. Mr. Russell joined the Company in 1998 after 12 years in private practice as a partner in the Raleigh office of the Moore and Van Allen law firm, where he was head of the Corporate Practice group. Prior to that time, he was an editor in the trade books division of Houghton Mifflin Company in New York City. Mr. Russell has served as Director of the North Carolina Railroad Company as well as several nonprofit concerns. He has spoken and published widely on legal and literary topics. His novel, Favorite Sons, was published by Algonquin Books in 1992. Mr. Russell received a B.A. degree from the University of North Carolina at Chapel Hill, his M.A. from Columbia University and a J.D. degree from Harvard Law School.

                             EXECUTIVE COMPENSATION

         The following tables show annual and long-term compensation paid or accrued by the Company for services rendered for the fiscal years indicated by the Company's Chief Executive Officer and the next four most highly compensated executive officers (the "named executive officers") whose total salary and bonus exceeded $100,000 individually during the year ended December 31, 1999.

                                            SUMMARY COMPENSATION TABLE

                                                                                          Long Term
                                            Annual Compensation                         Compensation
                               ------------------------------------------------------    -------------
                                                                                           No. Of
                                                                                         Securities             All
          Name and                                                       Other Annual    Underlying           Other
     Principal Position        Year          Salary          Bonus       Compensation      Options         Compensation
     ------------------        ----          ------          -----       ------------      -------         ------------

Dennis B. Gillings             1999         $568,749(1)    $     --      $        (2)     169,316(3)       $  472,070(4)
    Chairman of the Board of   1998          474,996(5)          --               (2)      25,048(6)          349,236(7)
    Directors and Chief        1997          447,400(8)          --               --       24,013(9)          231,009(10)
    Executive Officer

Santo J. Costa                 1999         $474,453       $     --      $        (2)     201,650(11)      $    5,853(12)
    Vice Chairman              1998          450,000             --               (2)      22,553(13)         760,552(14)
                               1997          425,000             --         43,981(15)    119,338(16)       2,336,090(17)

Ludo J. Reynders               1999         $341,253       $     --      $        (2)      46,521(18)      $    4,566(19)
    Chief Executive Officer,   1998          315,000             --               (2)      23,803(20)           6,837(21)
    Clinical Development       1997          301,415             --               (2)      64,477(22)          11,781(23)
    Services

Rachel R. Selisker             1999         $265,125       $     --      $        (2)      55,385(24)      $    5,626(25)
    Senior Consultant,         1998          237,000             --               (2)      12,771(26)           9,225(27)
    Global Shared Services     1997          225,000             --               (2)      34,378(28)          17,620(29)

Jim D. Kever                   1999(30)     $196,500       $178,500(31)  $        (2)     127,871(32)      $    4,053(33)
    Chief Executive Officer,
    ENVOY

-------------------
(1) Includes $284,375 deferred during 1999 pursuant to the Company's Elective Deferred Compensation Plan.
(2) Perquisites and other personal benefits received did not exceed the lesser of $50,000 or 10% of salary and bonus compensation for the named executive officer.
(3) Includes 12,792 shares subject to options granted pursuant to the 1999 bonus.
(4) Includes contributions to the Company's 401(k) Plan on behalf of Dr. Gillings in the amount of $2,375, the estimated value of contributions made to the ESOP on Dr. Gillings' behalf in the amount of $1,038, the present value of the benefit to Dr. Gillings of the premiums the Company paid under a split-dollar life insurance arrangement in the amount of $463,583 (see "Employment Agreements" below for a description of this arrangement), and other life insurance premiums that the Company paid in the amount of $5,074. In 1999, with the use of his own plane, Dr. Gillings provided extensive business-related travel services for himself and other Company employees. The Compensation Committee approved reimbursing Dr. Gillings for these services by making a cash payment of $1.4 million, which was estimated to be significantly less than the cost of operating the plane for Company business purposes. This payment is not included in this table. The Company also granted options to Dr. Gillings with a Black-Scholes value of $1.4 million at an exercise price of $42.44. These options are included in the table as long term compensation.
(5) Includes $236,348 deferred during 1998 pursuant to the Company's Elective Deferred Compensation Plan.
(6) Includes 6,053 shares subject to options granted pursuant to the 1998 bonus.
(7) Includes contributions to the Company's 401(k) Plan on behalf of Dr. Gillings in the amount of $2,364, the estimated value of contributions made to the ESOP on Dr. Gillings' behalf in the amount of $6,031, the present value of the benefit to Dr. Gillings of the premiums the Company paid under a split-dollar life insurance arrangement in the amount of $335,686 (see "Employment Agreements" below for a description of this arrangement), and other life insurance premiums that the Company paid in the amount of $5,155.
(8) Includes $55,925 deferred during 1997 pursuant to the Company's Elective Deferred Compensation Plan.
(9) Includes 7,042 shares subject to options granted pursuant to the 1997 bonus.
(10) Includes contributions to the Company's 401(k) Plan on behalf of Dr. Gillings in the amount of $2,237, the value of contributions made to the ESOP on Dr. Gillings' behalf in the amount of $16,473, the present value of the benefit to Dr. Gillings of the premiums that the Company paid under a split-dollar life insurance arrangement in the amount of $207,144 (see "Employment Agreements" below for a description of this arrangement), and other life insurance premiums that the Company paid in the amount of $5,155.
(11) Includes 9,443 shares subject to options granted pursuant to the 1999 bonus.
(12) Includes $1,038, which represents the estimated value of contributions made to the ESOP on behalf of Mr. Costa. Also includes $4,815 representing the value of life insurance premiums paid in 1999.
(13) Includes 5,299 shares subject to options granted pursuant to the 1998 bonus.
(14) Includes $749,625, which represents the appreciation of incentive stock options exercised, and $6,031, which represents the estimated value of the contributions made to the ESOP on behalf of Mr. Costa. Also includes $4,896 representing the value of life insurance premiums paid in 1998.
(15) Amount represents the value of financial planning and legal costs that the Company paid on behalf of Mr. Costa.
(16) Includes 5,549 shares subject to options granted pursuant to the 1997 bonus.
(17) Includes $2,317,260, which represents the appreciation of incentive stock options exercised, and $14,510 which represents the estimated value of the contributions made to the ESOP on behalf of Mr. Costa. Also includes $4,320 representing the value of life insurance premiums paid in 1997.
(18) Includes 5,259 shares subject to options granted pursuant to the 1999 bonus.
(19) Includes $2,375 in contributions to the Company's 401(k) Plan on behalf of Mr. Reynders, life insurance premiums that the Company paid in the amount of $1,153 and $1,038 representing the estimated value of contributions made to the ESOP on behalf of Mr. Reynders.

(20) Includes 3,514 shares subject to options granted pursuant to the 1998 bonus.
(21) Includes $806 in contributions to the Company's 401(k) Plan on behalf of Mr. Reynders and $6,031 representing the estimated value of contributions made to the ESOP on behalf of Mr. Reynders.
(22) Includes 2,810 shares subject to options granted pursuant to the 1997 bonus.
(23) Amount represents the value of contributions to the Quintiles (UK) Limited Approved Profit Sharing Scheme on behalf of Dr. Reynders.
(24) Includes 4,123 shares subject to options granted pursuant to the 1999 bonus.
(25) Includes $2,604 in contributions to the Company's 401(k) Plan on behalf of Ms. Selisker, life insurance premiums that the Company paid in the amount of $896 and $1,038 representing the estimated value of contributions made to the ESOP on behalf of Ms. Selisker.
(26) Includes 2,482 shares subject to options granted pursuant to the 1998 bonus.
(27) Includes contributions to the Company's 401(k) Plan on behalf of Ms. Selisker in the amount of $2,430, the estimated value of contributions made to the ESOP on Ms. Selisker's behalf in the amount of $5,931 and life insurance premiums that the Company paid in the amount of $864.
(28) Includes 2,711 shares subject to options granted pursuant to the 1997 bonus.
(29) Includes $2,400 in contributions to the Company's 401(k) Plan on behalf of Ms. Selisker, life insurance premiums that the Company paid in the amount of $691 and $14,529 representing the estimated value of contributions made to the ESOP on behalf of Ms. Selisker.
(30) Mr. Kever is Chief Executive Officer of ENVOY, which became the Company's wholly-owned subsidiary following the Company's acquisition of ENVOY in March 1999. After completion of the Company's pending agreement to sell ENVOY, Mr. Kever will no longer be one of the Company's executive officers.
(31) Amount represents payments made in 2000 pursuant to Mr. Kever's current employment contract with ENVOY.
(32) Includes 64,271 shares subject to options granted pursuant to the 1999 bonus.
(33) Includes $1,875 representing the value of contributions made to the Company's 401(k) Plan on behalf of Mr. Kever in 1999 and $2,345 which represents the value of life insurance premiums paid for Mr. Kever in 1999.

                        OPTION GRANTS IN LAST FISCAL YEAR

         The following table reflects the stock options granted during the past fiscal year to the named executive officers pursuant to the Company's Equity Compensation Plan and Nonqualified Stock Option Plan. No stock appreciation rights were granted to the named executive officers during 1999. Unless otherwise noted, all options expire 10 years from the date of grant or, if sooner, three months after termination of employment, unless employment is terminated because of (1) death or disability in which case the options expire one year after the date of such termination, (2) retirement as determined by the administrator of the Plan, in which case the options expire ten years after such termination, if the holder has agreed to a non-compete; otherwise, the options expire one year after such termination or (3) termination as a result of a Special Program, as determined by the administrator of the Plan, in which case the options expire three years after the date of such termination.

                                                                                         POTENTIAL REALIZABLE VALUE
                                                                                            AT ASSUMED ANNUAL RATES
                                                                                               OF STOCK PRICE
                                                                                          APPRECIATION FOR OPTION
                                               INDIVIDUAL GRANTS                                   TERM (1)
                          ------------------------------------------------------------    -------------------------
                            NUMBER OF      PERCENT OF
                            SECURITIES   TOTAL OPTIONS
                           UNDERLYING      GRANTED TO      EXERCISE OR
                             OPTIONS      EMPLOYEES IN     BASE PRICE       EXPIRATION
         NAME                GRANTED    FISCAL YEAR (2)   PER SHARE ($)         DATE      5% ($)          10% ($)
         ----             -----------   ---------------   -------------     -----------  -----------    ----------
Dennis B. Gillings          2,356  (3)       0.0%              42.44        06/07/2009      62,879         159,347
                           21,470  (4)       0.2%              42.44        06/07/2009     573,007       1,452,112
                            3,664  (5)       0.0%              42.44        06/07/2009      97,787         247,813
                            5,940  (6)       0.1%              35.88        08/15/2009     134,015         339,623
                           33,630  (7)       0.4%              35.88        08/15/2009     758,746       1,922,812
                            3,188  (8)       0.0%              22.00        11/15/2009      44,108         111,779
                           45,697  (9)       0.5%              22.00        11/15/2009     632,249       1,602,243
                           53,371 (10)       0.6%              42.44        06/07/2009   1,424,403       3,609,718

Santo J. Costa              2,356  (3)       0.0%              42.44        06/07/2009      62,879         159,347
                           14,322 (11)       0.2%              42.44        06/07/2009     382,236         968,661
                            2,874  (5)       0.0%              42.44        06/07/2009      76,703         194,381
                            4,003  (6)       0.0%              35.88        08/15/2009      90,314         228,874
                           23,541  (7)       0.3%              35.88        08/15/2009     531,123       1,345,969
                            2,566  (8)       0.0%              22.00        11/15/2009      35,502          89,970
                           31,988  (9)       0.4%              22.00        11/15/2009     442,576       1,121,574
                           90,000 (10)       1.0%              42.44        06/07/2009   2,401,984       6,087,100
                           30,000 (12)       0.3%              40.19        03/14/2009     758,211       1,921,456

Ludo J. Reynders            2,356  (3)       0.0%              42.44        06/07/2009      62,879         159,347
                            7,175 (13)       0.1%              42.44        06/07/2009     191,492         485,277
                            1,700  (5)       0.0%              42.44        06/07/2009      45,371         114,979
                            2,228  (6)       0.0%              35.88        08/15/2009      50,267         127,387
                           13,452  (7)       0.1%              35.88        08/15/2009     303,499         769,125
                            1,331  (8)       0.0%              22.00        11/15/2009      18,415          46,668
                           18,297  (9)       0.2%              22.00        11/15/2009     252,902         640,904

Rachel R. Selisker          2,356  (3)       0.0%              42.44        06/07/2009      62,879         159,347
                            7,175 (13)       0.1%              42.44        06/07/2009     191,492         485,277
                            1,189  (5)       0.0%              42.44        06/07/2009      31,733          80,417
                            1,788  (6)       0.0%              35.88        08/15/2009      40,295         102,115
                           13,452  (7)       0.1%              35.88        08/15/2009     303,499         769,125
                            1,148  (8)       0.0%              22.00        11/15/2009      15,883          40,252
                           18,279  (9)       0.2%              22.00        11/15/2009     252,902         640,904
                           10,000 (14)       0.1%              50.88        02/04/2009     319,950         810,816

Jim D. Kever               64,271 (15)       0.7%              18.69        12/31/2009     755,343       1,914,187
                           63,600 (16)       0.7%              18.94        11/05/2009     757,456       1,919,543

--------------

(1) Potential realizable value of each grant is calculated assuming that market price of the underlying security appreciates at annualized rates of 5% and 10%, respectively, over the

         10 year term of the grant. The assumed annual rates of appreciation of 5% and 10% would result in the price of the Common Stock increasing to $82.87 and $131.96 per share, respectively, for the options expiring February 4, 2009, $69.13 and $110.07 per share, respectively, for the options expiring June 7, 2009, $58.44 and $93.05 per share, respectively, for the options expiring August 15, 2009, $35.84 and $57.06 per share, respectively, for the options expiring November 15, 2009, $30.85 and $49.12 per share, respectively, for the options expiring November 5, 2009, $65.46, and $104.24 per share, respectively, for the options expiring March 14, 2009, and $30.44 and $48.47 per share, respectively, for the options expiring December 31, 2009.
(2) Options to purchase an aggregate of 9,095,779 shares were granted to employees during 1999.
(3) Incentive stock options granted June 7, 1999. Number of options granted as incentive stock options to extent of annual $100,000 cap; options in excess of the cap granted as nonqualified options. Shares subject to the options granted vest June 7, 2003.
(4) Nonqualified stock options granted June 7, 1999. Shares subject to the options granted vest over the next four years, with 28% of such shares vesting on June 7 of each of 2000, 2001 and 2002 and 16% vesting on June 7, 2003.
(5) Nonqualified stock options granted June 7, 1999. Shares subject to the options granted vest on May 15, 2000.
(6) Nonqualified stock options granted August 15, 1999. Shares subject to the options granted vest on May 15, 2000.
(7) Nonqualified stock options granted August 15, 1999. Shares subject to the options granted vest over the next four years, with 25% of such shares vesting on August 15 of each year beginning August 15, 2000.
(8) Nonqualified stock options granted November 15, 1999. Shares subject to the options granted vested on May 15, 2000.
(9) Nonqualified stock options granted November 15, 1999. Shares subject to the options granted vest over the next four years, with 25% of such shares vesting on November 15 of each year beginning November 15, 2000.
(10) Nonqualified stock options granted June 7, 1999. Shares subject to the options granted vested immediately.
(11) Nonqualified stock options granted June 7, 1999. Shares subject to the options vest over the next four years with 29% of such shares vesting on June 7 of each of 2000, 2001 and 2002 and 13% vesting on June 7, 2003.
(12) Nonqualified stock options granted March 14, 1999. Shares subject to the options granted vested immediately.
(13) Nonqualified stock options granted June 7, 1999. Shares subject to the options vest over the next four years with 33% of such shares vesting on June 7 of each of 2000, 2001 and 2002 and 1% vesting on June 7, 2003.
(14) Nonqualified stock options granted February 4, 1999. Shares subject to the options granted vest over two years, with 50% of such shares vesting on December 31 of each year beginning December 31, 1999.
(15) Nonqualified stock options granted December 31, 1999. Shares subject to the options granted vest over the next four years, with 25% of such shares vesting on December 31 of each year beginning December 31, 2000. In connection with the Company's sale of

         ENVOY, Mr. Kever will participate in a Special Program, which means that the shares subject to these options vest immediately upon, and the options expire three years from, the date of the Company's sale of ENVOY.
(16) Nonqualified stock options granted November 5, 1999. Shares subject to the options granted vest over the next two years, with 50% of such shares vesting on November 5 of each year beginning November 5, 2000. In connection with the Company's sale of ENVOY, Mr. Kever will participate in a Special Program, which means that the shares subject to these options vest immediately upon, and the options expire three years from, the date of the Company's sale of ENVOY.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR END OPTION VALUES

The following table provides information about the stock options held by the named executive officers on December 31, 1999.

                                                              NUMBER OF SECURITIES          VALUE OF UNEXERCISED IN-THE
                        SHARES ACQUIRED       VALUE          UNDERLYING UNEXERCISED                 MONEY OPTIONS
         NAME           ON EXERCISE(#)      REALIZED ($)        OPTIONS AT FY-END                   AT FY-END (1)
         ----           --------------     ------------    ---------------------------     --------------------------------

                                                           EXERCISABLE   UNEXERCISABLE     EXERCISABLE($)  UNEXERCISABLE($)
                                                           -----------   -------------     --------------  ----------------
Dennis B. Gillings            --               --             183,370        143,051           775,835           --
Santo J. Costa                --               --             280,493        107,072           107,198           --
Ludo J. Reynders              --               --             112,971         70,070           315,602           --
Rachel R. Selisker            --               --              81,005         67,377           364,032           --
Jim D. Kever                  --               --             635,470        139,486         6,474,078           --

----------------------

 (1) The value of the options is based upon the difference between the exercise price and the closing price per share on December 31, 1999, $18.6875.

                          COMPENSATION COMMITTEE REPORT

         The Compensation Committee of the Board of Directors reviews and oversees the general compensation plans and policies of the Company and approves the individual compensation arrangements for the Company's executive officers.

EXECUTIVE COMPENSATION PHILOSOPHY

         The Company is committed to implementing a scheme of executive compensation which will contribute to the achievement of the Company's business objectives. Based on a study of the Company's executive compensation policies and procedures by a nationally recognized consulting firm, the Company has an executive compensation program which it believes:

         - Fulfills the Company's business and operating needs, comports with its general human resource strategies and enhances shareholder value.

         - Enables the Company to attract and retain the executive talent essential to the Company's achievement of its business objectives.

         - Rewards executives for accomplishment of pre-defined business goals and objectives.

         - Provides rewards consistent with gains in shareholder wealth so that executives will be financially advantaged when shareholders are similarly financially advantaged.

         - Reflects the evolving organizational structure of the Company, directly motivates executives to accomplish results within their range of influence and fosters team spirit among executives working towards a common goal.

         In implementing its compensation philosophy, the Company intends to provide compensation opportunities which are perceived to be generally comparable to those provided by similar companies in the contract research organization, biotechnology and pharmaceutical industries. This "peer group" is not the same group used for the industry comparison in the performance graph found in the "Comparison of Cumulative Return" section of this Proxy Statement; rather, it reflects the industry groups with which the Company competes for personnel.

ELEMENTS OF EXECUTIVE COMPENSATION

         The Company's executive compensation program has four key components: base salary, quarterly performance awards, long-term incentive awards and benefits. Performance awards and long-term incentive awards are granted pursuant to the Company's executive compensation plan. These components combine fixed and variable elements to create a total compensation package which provides some income predictability while linking a significant portion of compensation to corporate, business unit and individual performance.

BASE SALARY

         Salary represents the fixed component of the Company's executive compensation program. Base salaries are set within ranges which are targeted around the competitive norm for similar companies in the contract research organization, biotechnology and pharmaceutical industries. Individual salaries may be above or below the competitive norm, depending on the executive's tenure in his position and performance. The Compensation Committee considers the following factors in approving adjustments to salary levels for the executive officers: (i) the relationship between current salary and appropriate internal and external salary comparisons, (ii) the average size of salary increases being granted by competitors, (iii) whether the responsibilities of the position have changed during the preceding year and (iv) the individual's performance as reflected in the overall manner in which his assigned role is carried out.

QUARTERLY PERFORMANCE AWARDS

         Quarterly performance awards serve two functions in implementing the Company's executive compensation philosophy. First, quarterly incentives permit the Company to compensate officers directly for performance as measured by objective standards. Second, quarterly incentives also serve to focus executives on those activities that are most directly under their control and for which they should be held accountable.

         Each year, the Company establishes target performance award opportunities (expressed as a percentage of salary), which participants can expect to earn if all performance goals are fully achieved during the next fiscal year. Performance awards are proportionately increased or decreased from the target to reflect performance levels that exceed or fall below expectations.

         At the beginning of each year, specific performance goals are set for the Company and, each business unit and individual participant. For 1999, the Company determined that the best criteria for measurement of Company and business unit performance were operating surplus and net revenue, weighted at 60% and 40%, respectively. Individual performance goals are assigned annually relating to quality, productivity, expense control, innovation, personal management, etc. Individual performance is also assessed by subjective evaluation.

         Performance awards are linked to specific performance goals established by the Company. The executive compensation plan gives the Company's Compensation Committee the authority to award performance awards or reduce or entirely eliminate the performance awards. Performance awards may be made in cash, stock, stock options or a combination of each. Generally, the Compensation Committee awards cash awards to executive officers only to the extent operating surplus for the Company as a whole is in excess of target levels. In 1999, executive officer performance awards primarily were awarded in the form of nonqualified stock options, as described below.

         Relative to their performance during 1999, the Company issued non-qualified stock options to executive officers on a quarterly basis. Stock options were granted on June 7, 1999, August 15, 1999, November 15, 1999 and February 15, 2000, for the calendar quarters of 1999. The following table provides the number of option shares granted per quarter to each of the executive officers, other than Mr. Kever, along with the exercise price per share, which is equal to the closing price of the Company's Common Stock on date of grant and the corresponding Black-Scholes value.

                                 JUNE 7, 1999         AUGUST 15, 1999        NOVEMBER 15, 1999      FEBRUARY 15, 2000
Exercise Price                       $42.4375                $35.8750                $22.0000               $29.9375
Black-Scholes Value                  $26.3215                $22.3016                $13.6770               $19.0625

EXECUTIVE OFFICERS
Dennis B. Gillings                      3,664                   5,940                   3,188                  2,350
Santo J. Costa                          2,874                   4,003                   2,566                  1,149
Rachel R. Selisker                      1,189                   1,786                   1,148                    908
Ludo J. Reynders                        1,700                   2,228                   1,331                  1,096
John S. Russell                           (1)                     (1)                     717                    567
  TOTAL                                 9,427                  13,957                   8,233                  5,503

----------------------

 (1) John Russell became an executive officer of the Company in November 1999. As a result Mr. Russell is not included in the first or second quarter figures of the table above.

         In order to determine the number of options to be granted, the executive compensation plan performance award guidelines were used. The cash award amount derived from applying the criteria was then converted into stock options using the Black-Scholes method of option valuation. Using the Black-Scholes method, each option was valued upon grant at approximately 62.5% of the value of the underlying shares. The stock options vested on May 15, 2000.

         Performance award targets established for 1999 for the executive officers, other than Dr. Gillings and Mr. Kever, averaged 47% of the executive officers' aggregate base salaries. Based upon the achievement of these executive officers' individual and corporate performance goals, the value of actual bonus awards averaged 37.4% of their 1999 aggregate base salaries.

         In addition to the stock option grants made pursuant to the executive compensation plan performance award guidelines, the Compensation Committee considered on a broad basis the desirability of granting additional options for retaining and incenting employees in light of volatile market dynamics. The Compensation Committee approved a November 5, 1999 grant of stock options to employees, including the executive officers. In making these grants, the Compensation Committee considered the performance of each executive officer during the affected period to determine whether to grant some or any options to that officer.

         Pursuant to Mr. Kever's employment contract, he was granted an option to purchase 64,271 shares of Common Stock of the Company as part of his 1999 compensation. The option has a Black-Scholes value of $450,000, based on the closing price of the Company's Common Stock on the date of grant, December 31, 1999. The exercise price of the option, $18.6875, is equal to the closing price of the Company's Common Stock on the date of grant. The Company granted Mr. Kever this option in lieu of the Company's standard performance and long term incentive awards.

LONG-TERM INCENTIVE AWARDS

         The long-term incentive component of the Company's compensation scheme is designed to motivate and reward executives for maximizing shareholder value and encourage the long-term employment of key employees. Long-term incentives primarily are provided pursuant to the Company's Equity Compensation Plan and the Nonqualified Stock Option Plan, which are administered by the Compensation Committee. Additional long-term incentive compensation is provided through the ESOP.

         When awarding long-term incentives pursuant to the Equity Compensation Plan and the Nonqualified Stock Option Plan, the Compensation Committee has established target award guidelines for each level of executive. These targets are designed to comport with compensation practices among mid-sized U.S. and international companies in general industry. Actual awards may vary from the target levels to account for unusual performance or potential or to meet special hiring or retention needs.

         The Compensation Committee also considered the number of options held by Mr. Costa, and when compared to his length of service and contributions to the progress of the Company, the Compensation Committee determined that, in keeping with his position and responsibilities, it was appropriate to make a one-time grant of options to purchase 120,000 shares, in installments of 30,000 on March 14, 1999 and 90,000 shares on June 7, 1999 with exercise prices equal to $40.19 and $42.44, respectively.

         In June 1999, the Compensation Committee approved grants of stock options on a quarterly basis to Dr. Gillings, Mr. Costa, Ms. Selisker, Dr. Reynders and Mr. Russell. The size of each award was determined in accordance with the target award guidelines discussed above. These options vest on the anniversaries of the grant date over a four year period (25% of the grant each year). Since these options carry exercise prices equal to the fair market value of the Company's Common Stock on the date of grant, the stock options have value only if the stock price appreciates from the value on the date the options were granted. This feature is intended to focus executives on the enhancement of shareholder value over the long-term and to encourage equity ownership in the Company.

BENEFITS

         Benefits offered to executives serve a different purpose than do the other elements of executive compensation. In general, they are designed to provide a safety net of protection against the financial catastrophes that can result from illness, disability or death and to provide a reasonable level of retirement income. Benefits offered to executives are largely those that are offered to the general employee population, with some variation primarily to promote tax efficiency.

CHIEF EXECUTIVE OFFICER ("CEO") COMPENSATION

         The Compensation Committee has adopted the policies described above with respect to Dr. Gillings, whose base salary rate at December 31, 1999 was $568,749 and whose performance award for 1999 (awarded in stock options) covered 15,142 shares of the Company's Common Stock. The size of his performance award was based on the extent to which the Company achieved its operating surplus targets and net revenue targets, as well as Dr. Gillings' attainment of his individual goals. The value of this award represents 55.79% of Dr. Gillings' base salary. In addition, as more fully described below under the caption "Employment Agreements," Dr. Gillings received split-dollar life insurance benefits during 1999. The total of base salary, performance award opportunity and life insurance benefits was established by the Compensation Committee at the 75th percentile of comparable pay for Chief Executive Officers in the contract research organization, biotechnology and pharmaceutical industries. In setting this amount, the Compensation Committee took into consideration Dr. Gillings' industry experience and length of service, his vision, which has been instrumental to the growth and success of the Company, and his leadership ability, which resulted in the Company's successful public offerings and its acquisition program. Dr. Gillings also received options to purchase 135,940 shares of Common Stock pursuant to the executive compensation plan, consistent with the target long term incentive award guidelines adopted by the Compensation Committee, as discussed above. In addition, Dr. Gillings received an allocation to his ESOP account in accordance with the terms of the ESOP.

POLICY WITH RESPECT TO $1 MILLION DEDUCTION LIMIT

         The Company has not awarded any compensation that is non-deductible under Section 162(m) of the Internal Revenue Code. That section imposes a $1 million limit on the U.S. corporate income tax deduction a publicly-held company may claim for compensation paid to the named executive officers unless certain requirements are satisfied. An exception to this limitation is available for "performance-based" compensation, as defined under Section 162(m). Compensation received as a result of the exercise of stock options may be considered performance-based compensation if certain requirements of Section 162(m) are satisfied. The Company has amended the Equity Compensation Plan so that compensation related to stock options granted under that plan may qualify as performance-based compensation and remain deductible. In the event that the Compensation Committee considers approving compensation in the future which would exceed the $1 million deductibility threshold, the Compensation Committee will consider what actions, if any, should be taken to make such compensation deductible.

CONCLUSION

         The Compensation Committee believes that these executive compensation policies and programs effectively promote the Company's interests and enhance shareholder value.

                             COMPENSATION COMMITTEE

                           ROBERT C. BISHOP, CHAIRMAN
                               CHESTER W. DOUGLASS
                               VIRGINIA V. WELDON

                      COMPARISON OF CUMULATIVE TOTAL RETURN

         The following graph compares the cumulative total shareholder return on the Company's Common Stock since April 20, 1994, the effective date of the Company's initial public offering, through December 31, 1999, with the cumulative total return for the same period on the Nasdaq Stock Market (U.S.) Index and the Nasdaq Health Services Index. The graph assumes that at the beginning of the period indicated, $100 was invested in the Company's Common Stock and the stock of the companies comprising the Nasdaq Stock Market (U.S.) Index and the Nasdaq Health Services Index and that all dividends were reinvested.

                       SHAREHOLDER RETURN ON COMMON STOCK

                                    [CHART]


    COMPARISON OF CUMULATIVE TOTAL RETURN AMONG QUINTILES TRANSNATIONAL CORP.
          AND THE NASDAQ U.S. STOCK AND NASDAQ HEALTH SERVICES INDICES

                                         QTRN                 NASDAQ U.S.          NASDAQ Health
                                                                                    Services
                04/20/1994               $   100                 $  100                    $ 100
                12/31/1994               $   150                 $  107                    $ 108
                12/31/1995               $   421                 $  152                    $ 137
                12/31/1996               $   679                 $  187                    $ 137
                12/31/1997               $   785                 $  229                    $ 140
                12/31/1998               $ 1,095                 $  323                    $ 118
                12/31/1999               $   383                 $  583                    $  98

EMPLOYMENT AGREEMENTS

         The Company has entered into employment agreements with Dr. Gillings, Mr. Costa, Dr. Reynders, Ms. Selisker and Mr. Kever. The named executive officers are eligible to participate in any bonus, stock option, pension, insurance, medical, dental, 401(k), disability and other plans generally made available to the Company's executives.

         The employment agreement for Dr. Gillings extends for three years from February 22, 1994 and automatically renews for additional and successive one-year terms unless either party provides 90 days' notice of intent to terminate prior to the expiration of the then-current term. This agreement was amended on October 26, 1999 to provide more detailed change in control provisions. The agreement terminates upon Dr. Gillings' death, upon notice by the Company if Dr. Gillings becomes permanently disabled, upon notice by the Company for cause, upon notice by Dr. Gillings in the event of a change in control, as defined in his employment agreement (provided Dr. Gillings terminates his employment within 18 months following such change in control), upon notice by Dr. Gillings in the event of the Company's material breach or improper termination of the employment agreement and upon notice by Dr. Gillings if Dr. Gillings is not elected as Chairman of the Board and Chief Executive Officer of the Company. The agreement provides for severance payments and continuation of benefits in the event Dr. Gillings' termination is for permanent disability, change in control, breach or improper termination by the Company, or for a change in position. In the event of termination by Dr. Gillings due to permanent disability, breach or improper termination by the Company or for a change in position, the Company must pay Dr. Gillings or his estate or beneficiaries his full base salary then in effect and other benefits under the agreement for the lesser of three years or the term of the non-compete covenant provided in the agreement. In the event that Dr. Gillings terminates his employment or is terminated by the Company without cause within 18 months following a change in control, the Company must make a severance payment equal to 2.99 times the amount of Dr. Gillings' base salary and executive compensation plan benefits for the year of termination, continue his other benefit plans for 18 months and make a lump sum payment of any amounts held by Dr. Gillings in any of the Company's retirement plans. In addition, upon a change in control, all options held by Dr. Gillings will become fully vested and exercisable. The Company is not obligated to make any payments or provide benefits to Dr. Gillings if the termination is for cause. The agreement includes a three year (or such lesser period as the Board determines, but in no event less than one year) non-compete provision pursuant to which Dr. Gillings cannot compete with the Company in any geographic area in which it does business and cannot solicit or interfere with the Company's relationship with any person or entity doing business with the Company, or offer employment to any person employed by the Company in the one year period prior to Dr. Gillings' termination of employment. The agreement prohibits disclosure of any confidential information acquired during the period of employment with the Company.

         The Company entered into split-dollar life insurance agreements as of May 16, 1996 with certain trusts created by Dr. Gillings, pursuant to which the Company and the trusts will share in the premium costs of certain variable and whole life insurance policies that pay an aggregate death benefit to the trusts upon the death of Dr. Gillings or his wife, Joan Gillings, whichever occurs later. The trusts pay premiums on the policies as if each policy were a one-year term life policy, and the Company pays the remaining premiums. The Company may cause this arrangement to be terminated at any time upon 30 days' notice. Upon termination of the arrangement, surrender of a policy, or payment of the death benefit under a policy, the Company is entitled to repayment of an amount equal to the cumulative premiums previously paid by the Company thereunder, with all remaining amounts going to the trust. Upon any surrender of a policy, the liability of the related trust to the Company is limited to the cash value of the policy. See footnotes (4), (7) and (10) to the "Summary Compensation Table" above for additional information on premium payments made by the Company under the policies.

         Effective November 29, 1999, Mr. Costa ceased to be President and Chief Operating Officer of the Company and became its Vice Chairman. His amended and restated employment agreement, dated November 30, 1999, extends through December 31, 2001. The agreement terminates upon the death of Mr. Costa, upon notice by the Company if Mr. Costa becomes permanently disabled, upon notice by the Company for cause, upon notice by Mr. Costa in the event of a change in control, as defined in his employment agreement (provided Mr. Costa terminates his employment within 18 months following such change in control) and upon notice by Mr. Costa in the event of the Company's material breach. The agreement provides for severance payments and continuation of benefits in the event Mr. Costa's employment is terminated prior to expiration of the agreement. In the event of termination by Mr. Costa for reasons other than a change in control, the Company must pay Mr. Costa his full base salary until December 31, 2001, any annual bonus, prorated to the date of termination, and other benefits under the agreement, subject to certain limitations and exceptions. In the event that Mr. Costa terminates his employment or is terminated by the Company without cause within 18 months after a change in control, the Company must make a severance payment equal to 2.99 times the annual average amount of Mr. Costa's compensation for the two most recent fiscal years, including executive compensation plan benefits, as well as continue his other benefit plans for 18 months and make a lump sum payment of any amounts held by Mr. Costa in any of the Company's retirement plans. In addition, upon a change in control, all options held by Mr. Costa will become fully vested and exercisable. The Company is not obligated to make any payments or provide benefits to Mr. Costa if the termination is for cause. The agreement includes a one-year non-compete provision following termination of employment and prohibits disclosure of confidential information.

         Dr. Reynders' employment agreement, which was amended and restated on March 17, 2000, calls for Dr. Reynders to serve as Chief Executive Officer, Quintiles CRO Service Group. The agreement automatically renews for successive one-year terms, unless either party provides 90 days notice prior to the renewal date of intent to terminate. The agreement is terminable by the Company for cause. Either party may terminate the agreement at any time by providing the other party with 90 days written notice. If Dr. Reynders terminates the employment relationship as a result of the Company's failure to cure a material breach of the agreement after 30 days notice of such breach, he is entitled to an amount equal to his then current salary for 12 months. In the event that Dr. Reynders terminates his employment or is terminated by the Company without cause within 18 months after a change in control, as defined in the agreement, the Company must make a severance payment equal to 2.99 times the amount of his base salary and executive compensation plan benefits for the year of termination, continue his other benefit plans for 18 months and make a lump sum payment of any amounts held by Dr. Reynders in any of the Company's retirement plans. In addition, upon a change in control, all options held by Dr. Reynders will become fully vested and exercisable. The agreement includes a one-year non-compete provision following termination of employment and prohibits disclosure of confidential information.

         Ms. Selisker's employment agreement, dated January 1, 1995, extends for successive one-year intervals unless terminated by either party with 90 days written notice. This employment agreement was amended on October 25, 1999 to provide more detailed change in control provisions. Ms. Selisker has resigned her position as Chief Financial Officer and will serve as a senior consultant in the creation of the Company's global shared services centers for finance and human resources. Her employment agreement, however, remains in effect until superseded by a replacement agreement. The January 1, 1995 agreement, as amended, terminates automatically upon Ms. Selisker's attaining the age of 65, her death, total and permanent disability, a material breach of her employment agreement that is not cured within 30 days of written notice, acts of dishonesty, commission of certain crimes or failure to perform her duties under the agreement. The agreement provides for severance payments and continuation of benefits in the event that either the Company voluntarily terminates the agreement by giving notice of its intention not to renew, in the event of Ms. Selisker's total and permanent disability or if Ms. Selisker terminates after a material breach by the Company which it fails to cure within 30 days. In the event that Ms. Selisker terminates her employment or is terminated by the Company without cause within 18 months following a change in control, as defined in the agreement, the Company must make a severance payment equal to 2.99 times the amount of Ms. Selisker's base salary and executive compensation plan benefits for the year of termination, continue her other benefit plans for 18 months and make a lump sum payment of any amounts held by Ms. Selisker in any of the Company's retirement plans. In addition, upon a change in control, all options held by Ms. Selisker will become fully vested and exercisable. The agreement includes a one year non-compete provision and prohibits Ms. Selisker from soliciting or interfering with the Company's relationship with any person doing business with the Company or offering employment to any person employed by the Company in the one year period prior to Ms. Selisker's termination of employment.

         Mr. Kever's employment agreement terminates three years from March 30, 1999. This employment agreement was amended on November 23, 1999 to provide more detailed change in control provisions. The agreement gives the Company the ability to terminate Mr. Kever's employment at any time for any reason, and Mr. Kever may resign at any time. Upon termination by ENVOY or resignation by Mr. Kever for any reason other than in connection with change in control, as defined in the agreement, of the Company, Mr. Kever is entitled to receive his base salary and cash bonus, as defined in the agreement, for the remainder of the term of the agreement, payable in the same amounts and at the same times as if the employment had not terminated. In the event that Mr. Kever terminates his employment or is terminated by the Company without cause within 18 months following a change in control the Company must make a severance payment equal to
2.99 times the amount of Mr. Kever's base salary and executive compensation plan benefits for the year of termination, continue his other benefit plans for 18 months and make a lump sum payment of any amounts held by Mr. Kever in any of the

Company's retirement plans. In addition, upon a change in control, all options held by Mr. Kever will become fully vested and exercisable. The agreement includes a non-compete that extends from the later of (1) the last day of the employment agreement's three year term or (2) 18 months following Mr. Kever's termination or resignation. This non-compete provision prohibits Mr. Kever from competing against the Company in any geographical area in which it does business or soliciting or hiring any of the Company's employees. Mr. Kever's employment agreement prohibits disclosure of any confidential information acquired in the course of his employment.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         On March 30, 1999, the Company acquired all of the outstanding shares of ENVOY in exchange for approximately 28,465,160 shares of the Company's Common Stock. Fred C. Goad, Jim D. Kever and William E. Ford served as directors of ENVOY prior to the share exchange and currently serve as directors of the Company. In addition, Mr. Goad served as ENVOY's Chairman and Co-Chief Executive Officer and Mr. Kever served as ENVOY's President and Co-Chief Executive Officer. As a result of the share exchange, Mr. Goad received 209,715 shares of the Company's Common Stock and fully vested stock options covering 711,260 shares of the Company's Common Stock. In addition, a trust of which Mr. Goad is the trustee and a sole beneficiary received 89,432 shares of the Company's Common Stock and Mr. Goad's wife received 15,304 shares of the Company's Common Stock. Mr. Kever received 468,181 shares of the Company's Common Stock and fully vested stock options covering 635,470 shares of the Company's Common Stock. In addition, a trust for Mr. Kever's children of which Mr. Kever is the trustee received 69,960 shares of the Company's Common Stock. GAP 25, whose general partner is GAP LLC, of which Mr. Ford is a managing member, received 2,818,421 shares of the Company's Common Stock and GAPCO, of which Mr. Ford is a general partner, received 446,378 shares of the Company's Common Stock. Mr. Ford received fully vested stock options covering 4,464 shares of the Company's Common Stock. All of the stock options received in the share exchange by Messrs. Goad, Kever and Ford became exercisable immediately.

         In connection with the ENVOY share exchange, Mr. Goad resigned as ENVOY's Chairman and Co-Chief Executive Officer which entitled him to receive certain payments under the terms of his Amended and Restated Employment Agreement with ENVOY dated January 1, 1994. Pursuant to that agreement, ENVOY paid Mr. Goad a lump sum payment of $1,132,463. Mr. Goad is also entitled to receive reimbursement for certain expenses and benefits, including reimbursement for excise taxes, if any, that may be incurred by Mr. Goad in connection with the lump sum payment or acceleration of stock options under that agreement. Mr. Goad remains subject to non-competition restrictions contained in that agreement.

         Effective March 15, 1995, A.M. Pappas & Associates, LLC, or AMP&A, entered into a consulting agreement with the Company. The 1995 Consulting Agreement superseded the July 11, 1994 consulting agreement. In compliance with the terms of the 1995 Consulting Agreement, the Company granted Mr. Pappas stock options on March 15, 1995 covering 40,000 shares of the Company's Common Stock at an exercise price of $8.75 per share which vested

50% on March 15, 1995, 75% on March 15, 1996 and 100% on March 15, 1997. Fifty
percent of the fees invoiced during any twelve-month period are deemed satisfied by the stock options granted on March 15, 1995 as described above up to a maximum of $100,000 per twelve-month period. Between the expiration of the 1995 consulting agreement in March 1998 and the execution of a replacement agreement on January 1, 2000, AMP&A continued to provide the Company with consulting services substantially in accordance with the terms of the 1995 agreement. In 1999, the Company paid consulting fees of $195,385 in cash. On January 1, 2000, the Company entered into a new consulting agreement with AMP&A. The 2000 consulting agreement calls for a minimum aggregate consulting fee (exclusive of expenses) per year of $200,000, and AMP&A has agreed not to invoice the Company for more than $220,000 per year without the Company's prior consent. The Company has agreed to reimburse AMP&A for all reasonable out-of-pocket and administrative expenses incurred by AMP&A in connection with performing its services.

         The Company is a limited partner in TechAMP International, L.P., a fund organized to make venture capital investments in the equity securities of private companies in the life science sector. TechAMP is managed by its general partner, AMP&A Management, LLC, an affiliate of AMP&A. The Company has committed to invest an aggregate of $8,000,000 in TechAMP. As a limited partner, the Company will make capital contributions under this commitment from time to time at the request of the fund's general partner. In 1999, the Company made capital contributions of $2,424,000 to TechAMP.

         In November 1997, the Company signed a preferred provider agreement with The Cleveland Clinic Foundation, pursuant to which The Cleveland Clinic will work with the Company as a preferred provider for investigator services in certain therapeutic areas, including cardiology, AIDS, cancer and molecular genetics, and the Company will work with The Cleveland Clinic as a preferred provider for contract drug development services. Dr. Topol is Chairman of the Department of Cardiology and a co-director of the Heart Center at The Cleveland Clinic. In 1999, pursuant to the 1997 preferred provider agreement, the Company incurred fees of $192,604, all of which were paid in 1999.


                                  SECTION 16(A)
                    BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers and directors to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Based on a review of the report forms that were filed, the Company believes that during 1999 all filing requirements applicable to the Company's executive officers and directors were complied with except that each of Santo J. Costa, Greg Porter and David White reported late to the Securities and Exchange Commission the acquisition or sale of certain shares of the Company's Common Stock.

                      PROPOSAL 2: APPROVAL OF THE COMPANY'S
                        1999 EMPLOYEE STOCK PURCHASE PLAN

GENERAL

         The Board of Directors of the Company adopted the 1999 Employee Stock Purchase Plan (the "1999 Plan") effective September 30, 1999. The 1999 Plan is subject to the approval of the shareholders of the Company solely for the purpose of qualifying options granted under the 1999 Plan under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). The 1999 Plan supersedes the Company's prior Employee Stock Purchase Plan, which the Board terminated effective September 30, 1999. The remaining pool of shares reserved for issuance under that plan was cancelled at that time.

         The 1999 Plan provides eligible employees of the Company and its U.S. subsidiaries with an opportunity to purchase shares of the Company's Common Stock through regular payroll deductions. The Company has reserved 2,500,000 shares of the Company's Common Stock for issuance under the 1999 Plan. On May 12, 2000, the closing sale price of a share of the Company's Common Stock on the Nasdaq National Market was $13.563.

ELIGIBILITY AND PARTICIPATION; ADMINISTRATION

         Each current full-time, part-time or temporary employee who has completed six consecutive months of employment with the Company or any eligible subsidiary of the Company is eligible to participate in the 1999 Plan. However, no employee may be granted an option to purchase shares of Common Stock under the 1999 Plan (a) if, immediately after the grant, the employee would own stock and/or hold outstanding options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company, or
(b) which permits the employee's rights to purchase stock under all stock purchase plans of the Company to accrue at a rate that exceeds $25,000 of fair market value of the stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time. Only employees of the Company and its U.S. subsidiaries are eligible to participate in the 1999 Plan. As of December 31, 1999, there were approximately 3,000 participants in the 1999 Plan.

         An eligible employee may become a participant in the 1999 Plan by submitting an authorization for payroll deductions prior to the commencement of any quarterly offering under the 1999 Plan. Each participant may elect payroll deductions of 0% or any whole percentage from 1% to 15% of such participant's gross base compensation, including amounts deferred under any salary reduction plan of the Company (but excluding bonus payments, automobile and other allowances, compensation paid in forms other than cash and similar compensation). Payroll deductions elected by a participant are credited to an account established for the participant under the 1999 Plan. Unless expressly permitted for all participants upon written approval of the Compensation Committee, no participant may make any separate cash payments to his or her account. All payroll deductions received or held by the Company under the 1999

Plan may be used by the Company for any corporate purpose and are subject to the claims of the Company's creditors.

         The 1999 Plan is implemented through four quarterly offerings each calendar year. On the first day of each offering, each participant is deemed to have been granted an option to purchase a number of shares of Common Stock equal to the participant's accumulated payroll deductions during the offering divided by the applicable option price per share of Common Stock. The option price is 85% of the lower of the closing price per share of Common Stock on the first or last day of the offering. On the last day of the offering, each participant is deemed to have exercised his or her option for the number of full shares of Common Stock that his or her accumulated payroll deductions can purchase at the applicable option price. Fractional shares are not issued under the 1999 Plan. Any accumulated payroll deductions that would have been used to purchase fractional shares are held without interest for the purchase of Common Stock in the next offering. A participant may change his or her future payroll deductions or stop participating in the 1999 Plan at any time. Options granted under the 1999 Plan are not transferable except by will or by the laws of descent and distribution. Options are subject to appropriate and proportionate adjustments in the event of any reorganization, merger, consolidation, recapitalization, reclassification, stock split, reverse stock split or similar transaction affecting the Company's Common Stock. The 1999 Plan is administered by the Compensation Committee of the Company.

AMENDMENT AND TERMINATION

         The 1999 Plan may be amended or terminated by the Board of Directors of the Company at any time. However, the Board generally may not amend or terminate the 1999 Plan in a manner that adversely affects a participant's rights thereunder without such participant's consent, except that the Board may amend the 1999 Plan to rectify any potentially unfavorable financial accounting consequences that may result from the 1999 Plan.

CERTAIN FEDERAL TAX CONSEQUENCES

         The 1999 Plan is intended to comply with the requirements governing employee stock purchase plans set forth in the Code. Certain favorable tax consequences are afforded purchasers of stock pursuant to an employee stock purchase plan meeting those requirements. If a participant acquires stock under such a plan and holds it for a period of more than two years from the date the option is granted and more than one year from the date the option is exercised, the participant does not recognize any ordinary income on grant or exercise. The participant recognizes ordinary income upon the disposition of such stock to the extent of the lesser of the excess of the fair market value of such stock at the time the option was granted over its option price or the excess of the sale proceeds over the option price. The participant recognizes any additional gain or loss as capital gain (or loss).

         Neither the grant of an option under an employee stock purchase plan meeting the requirements in the Code, the exercise of such an option nor a disposition of the stock after the holding period requirements described above have been satisfied has tax consequences to the

Company. If a participant disposes of stock acquired pursuant to such an option within two years from the date the option is granted or one year from the date the option is exercised, the participant recognizes as ordinary income the difference between the option price and the fair market value of the stock at the time the option is exercised. The Company is entitled to a corresponding income tax deduction in that amount.

         Assuming the presence of a quorum, approval of the 1999 Plan requires the affirmative vote, either in person or by proxy, of at least a majority of all shares of the Company's Common Stock voted at the Annual Meeting. The presence at the Annual Meeting, either in person or by proxy, of the holders of a majority of the votes entitled to be cast at such meeting will constitute a quorum for the transaction of business. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. However, under North Carolina corporate law, abstentions are treated as non-votes in determining whether shareholders have approved a proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL OF THE COMPANY'S 1999 EMPLOYEE STOCK PURCHASE PLAN.

                     PROPOSAL 3: RATIFICATION OF APPOINTMENT
                        OF INDEPENDENT PUBLIC ACCOUNTANTS

         The Board of Directors has appointed Arthur Andersen LLP as independent public accountants for fiscal year 2000. Ernst & Young LLP served as independent auditors for the Company from 1990 through 1997. Ernst & Young LLP was notified on February 26, 1998 that the Company was changing independent public accountants.

         During the Company's two fiscal years ended December 31, 1997, and the subsequent interim period prior to February 26, 1998, there were no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which if not resolved to their satisfaction would have caused them to make reference to the subject matter of the disagreements in connection with their opinion.

         The audit report of Ernst & Young LLP on the consolidated financial statements of the Company for the years ended December 31, 1996 and 1997 did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles. At the Company's request, Ernst & Young LLP provided the Company with a letter to the Securities and Exchange Commission, dated March 20, 1998, a copy of which was filed as an exhibit to the Company's Current Report on Form 8-K dated February 26, 1998, as amended on March 20, 1998, pursuant to which Ernst & Young LLP agreed with the above statements.

         Although shareholder approval is not required, the Company desires to obtain from the shareholders an indication of their approval or disapproval of the Board's action in appointing Arthur Andersen LLP as the independent public accountants of the Company and its subsidiaries. If the shareholders do not ratify this appointment, such appointment will be reconsidered by the

Audit Committee and the Board of Directors. The proxy will be voted as specified, and if no specification is made, the proxy will be cast "For" this proposal.

         A representative of Arthur Andersen LLP will be present at the Annual Meeting and will be afforded an opportunity to make a statement and to respond to questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP FOR FISCAL YEAR 2000.



                     SUBMISSION OF SHAREHOLDER PROPOSALS FOR
                       2001 ANNUAL MEETING OF SHAREHOLDERS

         Any proposals which shareholders intend to present for a vote of shareholders at the 2001 Annual Meeting of Shareholders and which such shareholders desire to have included in the Company's Proxy Statement and form of proxy relating to that meeting must be sent to the Company's principal executive offices, marked to the attention of the Secretary of the Company, and received by the Company at such offices on or before January 23, 2001. The determination by the Company of whether it will oppose inclusion of any proposal in its Proxy Statement and form of proxy will be made on a case-by-case basis in accordance with its judgment and the rules and regulations promulgated by the Securities and Exchange Commission. Proposals received after January 23, 2001 will not be considered for inclusion in the Company's proxy materials for its 2001 Annual Meeting. In addition, if a shareholder intends to present a matter for a vote at the 2001 Annual Meeting of Shareholders, other than by submitting a proposal for inclusion in the Company's Proxy Statement for that meeting, the shareholder must give timely notice in accordance with the Company's Bylaws. To be timely, a shareholder's notice must be received by the Secretary of the Company at the Company's principal executive offices not more than ninety (90) days and not less than fifty (50) days before the meeting. The Company's Bylaws provide that an annual meeting may be held in any month. The Company has historically held its meeting in May, however, the 2000 annual meeting will be held in June as was the 1999 annual meeting. Any such shareholder's notice should set forth (a) as to each matter the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, and (b) the name and record address of the shareholder, the class and number of shares of Common Stock of the Company that are beneficially owned by the shareholder, and any material interest of the shareholder in such business.

                                  MISCELLANEOUS

         The Annual Report of the Company for the year ended December 31, 1999, which includes financial statements audited and reported upon by the Company's independent public accountants, is being mailed along with this Proxy Statement; however, it is not intended that the Annual Report be a part of this Proxy Statement or a solicitation of proxies.

                       AVAILABILITY OF REPORT ON FORM 10-K

         A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1999 will be furnished without charge to any shareholder upon written request directed to Investor Relations, Quintiles Transnational Corp.,
P. O. Box 13979, Research Triangle Park, North Carolina 27709-3979.

                                    By Order of the Board of Directors

                                    John S. Russell
                                    Senior Vice President and General Counsel,
                                    Head Global Human Resources,
                                    Corporate Secretary

Durham, North Carolina
May 22, 2000

                                                                      APPENDIX A

                            - FOLD AND DETACH HERE -

                         QUINTILES TRANSNATIONAL CORP.

    PROXY FOR 2000 ANNUAL MEETING OF SHAREHOLDERS SOLICITED BY THE BOARD OF
                                   DIRECTORS

    The undersigned hereby appoints Dennis B. Gillings, Ph.D. and Santo J. Costa and each of them as attorney and proxy of the undersigned, each with the full power of substitution, to represent the undersigned and to vote all of the shares of stock in Quintiles Transnational Corp. which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at the Marriott at Research Triangle Park, 4700 Guardian Dr., Durham, North Carolina 27703 on Monday, June 19, 2000 at 5:00 p.m., Eastern Daylight Saving Time, and any adjournments thereof (1) as hereinafter specified upon the proposals listed below and as more particularly described in the Company's Proxy Statement, receipt of which is hereby acknowledged; and (2) in their discretion upon such other matters as may properly come before the meeting and any adjournment thereof.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSALS LISTED BELOW.

1. Election of Class III Directors:

   [ ] FOR all nominees listed below          [ ] WITHHOLD AUTHORITY to vote
       (except as indicated to the contrary).     for all nominees listed below.

   Dennis B. Gillings, Ph.D., Chester W. Douglass, Ph.D.,
   Virginia V. Weldon, M.D., and Fred C. Goad, Jr.

   INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below:
   ______________________________________________________________________

2. Approve the Company's 1999 Employee Stock Purchase Plan:

             [ ] FOR            [ ] AGAINST            [ ] ABSTAIN

3. Ratify appointment of Arthur Andersen LLP as independent public accountants for the Company and its subsidiaries for the fiscal year ending December 31, 2000:

             [ ] FOR            [ ] AGAINST            [ ] ABSTAIN

                  (Continued and to be signed on the reverse)

                            - FOLD AND DETACH HERE -

                          (Continued from other side)

    By signing the proxy, a shareholder will also be authorizing the proxy holder to vote in his discretion regarding any procedural motions which may come before the Annual Meeting. For example, this authority could be used to adjourn the meeting if the Company believes it is desirable to do so. Adjournment or other procedural matters could be used to obtain more time before a vote is taken in order to solicit additional proxies or to provide additional information to shareholders. The Company has no current plans to adjourn the meeting, but would attempt to do so if the Company believes that adjournment would promote shareholder interests.

PLEASE SIGN EXACTLY AS YOUR NAME APPEARS BELOW. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN.

                                              DATE                       , 2000
                                                  -----------------------
                                                  (Be sure to date Proxy)

                                              ----------------------------------
                                              Signature and title, if applicable

                                              ----------------------------------
                                              Signature if held jointly

                                              When signing as attorney,
                                              executor, administrator, trustee
                                              or guardian, please give full
                                              title as such. If a corporation,
                                              please sign the full corporate
                                              name by the President or other
                                              authorized officer. If a
                                              partnership, please sign in the
                                              partnership name by an authorized
                                              person.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

                                                                      APPENDIX B

                          QUINTILES TRANSNATIONAL CORP.
                        1999 EMPLOYEE STOCK PURCHASE PLAN


                                    ARTICLE I
                                  INTRODUCTION

         1.01 Purpose. The 1999 Employee Stock Purchase Plan (the "Plan") of Quintiles Transnational Corp. (the "Company") is intended to provide a method whereby employees of the Company and its Eligible Subsidiary Corporations (as defined below) shall have an opportunity to acquire a proprietary interest in the Company through the purchase of shares of the common stock (the "Common Stock") of the Company.

         1.02 Rules of Interpretation. It is the intention of the Company to have the Plan qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). Except as expressly provided in Section 12.06 below, the provisions of the Plan shall be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.


                                   ARTICLE II
                                   DEFINITIONS

         2.01 "Compensation" shall mean gross base compensation plus overtime, shift premiums and commissions. "Compensation" shall include any amounts otherwise excluded from compensation pursuant to any salary reduction plan of the Company. "Compensation" shall not include bonus payments, automobile and other allowances, compensation paid in forms other than cash, and similar compensation.

         2.02 "Committee" shall mean the individuals described in Article XI.

         2.03 "Eligible Subsidiary Corporation" shall mean each Subsidiary Corporation the employees of which are entitled to participate in the Plan, as listed or referred to on Schedule 2.03 hereto.

         2.04 "Employee" shall mean any person employed by the Company or any Eligible Subsidiary Corporation, including any full-time, part-time or temporary employee.

         2.05 "Plan Representative" shall mean any person designated from time to time by the Committee to receive certain notices and take certain other administrative actions relating to participation in the Plan.

         2.06 "Subsidiary Corporation" shall mean any present or future corporation that (i) is or becomes a "subsidiary corporation" of Quintiles Transnational Corp. as that term is defined in Section 424 of the Code.

                                   ARTICLE III
                          ELIGIBILITY AND PARTICIPATION

         3.01 Initial Eligibility. Each Employee who has completed six consecutive months of employment with the Company or any corporation or entity acquired by the Company or any Eligible Subsidiary Corporation and is employed by the Company or any Eligible Subsidiary Corporation on the date his or her participation in the Plan is to become effective shall be eligible to participate in Offerings (as defined below) under the Plan that commence after such six-month period has concluded. Persons who are not Employees shall not be eligible to participate in the Plan.

         3.02 Eligibility upon Subsequent Employment. An Employee whose employment terminates after he or she has satisfied the service requirements set forth in Section 3.01 above and who subsequently is employed by the Company or any Eligible Subsidiary Corporation shall not be required to satisfy such service requirements again but shall be eligible to participate in the first Offering (as defined below) that commences on or after the first day of such subsequent employment.

         3.03 Restrictions on Participation. Notwithstanding any provision of the Plan to the contrary, no Employee shall be granted an option to purchase shares of Common Stock under the Plan:

                  (a) if, immediately after the grant, such Employee would own stock and/or hold outstanding options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company (for purposes of this paragraph, the rules of Section 424(d) of the Code shall apply in determining stock ownership of any Employee); or

                  (b) to the extent that such Employee's rights to purchase stock under all Employee stock purchase plans of the Company accrue at a rate that exceeds $25,000 of fair market value of the stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time.

         3.04 Commencement of Participation. An eligible Employee may become a participant by completing an authorization for payroll deductions on the form provided by the Company and filing the completed form with the Plan Representative on or before the filing date set therefor by the Committee, which date shall be prior to the Offering Commencement Date for the next following Offering (as such terms are defined below). Payroll deductions for a participant shall commence on the next following Offering Commencement Date after the Employee's authorization for payroll deductions becomes effective and shall continue until termination of the Plan or the participant's earlier termination of participation in the Plan. Each participant in the Plan shall be deemed to continue participation until termination of the Plan or such participant's earlier termination of participation in the Plan pursuant to Article VIII below.

                                   ARTICLE IV
                     STOCK SUBJECT TO THE PLAN AND OFFERINGS

         4.01 Stock Subject to the Plan. Subject to the provisions of Section
12.04 of the Plan, the board of directors of the Company (the "Board) shall reserve initially for issuance under the Plan an aggregate of two million five hundred thousand (2,500,000) shares of Common Stock, which shares shall be authorized but unissued shares of Common Stock. The number of shares reserved under the Plan shall not include any shares approved by the shareholders of the Company for issuance under any other employee stock purchase plan of the Company. The Board may from time to time reserve additional shares of authorized and unissued Common Stock for issuance pursuant to the Plan; provided, however, that at no time shall the number of shares of Common Stock reserved be greater than permitted by applicable law.

         4.02 Offerings. Except as described below with respect to the first year the Plan is in effect, the Plan shall be implemented by four annual offerings (the "Offerings") of the Company's Common Stock each calendar year. There shall be only one Offering in calendar 1999, which shall begin on October 1, 1999 and end on December 31, 1999. Thereafter, in each year that the Plan is in effect, the first Offering shall begin on January 1 and end on March 31, the second Offering shall begin on April 1 and end on June 30, the third Offering shall begin on July 1 and end on September 30, and the fourth Offering shall begin on October 1 and end on December 31. The first day of each Offering shall be deemed the "Offering Commencement Date" and the last day the "Offering Termination Date" for such Offering.


                                    ARTICLE V
                               PAYROLL DEDUCTIONS

         5.01 Amount of Deduction. The form described in Section 3.04 shall permit a participant to elect payroll deductions of zero percent (0%) or any whole percentage from one percent (1%) through fifteen percent (15%) of such participant's Compensation for each pay period during an Offering.

         5.02 Participant's Account. All payroll deductions made for a participant shall be credited to an account established for such participant under the Plan. Unless expressly permitted of all participants upon the written approval of the Committee, no participant shall contribute any amount to the Plan other than by means of payroll deductions. In the event that any such additional contributions are permitted during an Offering, the provisions of the Plan pertaining to payroll deductions shall govern such additional contributions, as applicable.

         5.03 Changes in Payroll Deductions. A participant may reduce or increase future payroll deductions (within the limits described in Section 5.01) by filing with the Plan Representative a form provided by the Company for such purpose. The effective date of any increase or reduction in future payroll deductions shall be the first day of the next pay period succeeding processing of the change form.

                                   ARTICLE VI
                               GRANTING OF OPTION

         6.01 Number of Option Shares. On the Commencement Date of each Offering period, each participating Employee shall be deemed to have been granted an option to purchase a maximum number of shares of Common Stock equal to (i) that percentage of the Employee's Compensation that the Employee has elected to have withheld (ii) multiplied by the Employee's Compensation during the Offering and
(iii) divided by the applicable option price determined as provided in Section
6.02 below.

         6.02 Option Price. The option price (the "Offering Price") of Common Stock purchased with payroll deductions made during any Offering period for a participant therein shall be the lower of:

                  (a) 85% of the closing price of the stock on the Offering Commencement Date for such Offering or the nearest prior business day on which trading occurred on the Nasdaq National Market; or

                  (b) 85% of the closing price on the Offering Termination Date for such Offering or the nearest prior business day on which trading occurred on the Nasdaq National Market. If the Common Stock of the Company is not admitted to trading on any of the aforesaid dates for which closing prices of the stock are to be determined, then reference shall be made to the fair market value of the stock on each such date, as determined on such basis as shall be established or specified for the purpose by the Committee.


                                   ARTICLE VII
                               EXERCISE OF OPTION

         7.01     Automatic Exercise.

                  (a) Each Plan participant's option for the purchase of stock with payroll deductions made during any Offering shall be deemed to have been exercised automatically on the applicable Offering Termination Date for the purchase of the number of full shares of Common Stock covered by the accumulated payroll deductions in the participant's account at the applicable Option Price (but not in excess of the number of shares for which outstanding options have been granted to the participant pursuant to Section 6.01).

                  (b) Insufficient Shares. If the Committee determines that on a given Offering Termination Date the number of shares with respect to which options are to be exercised exceed the number of shares of Common Stock available for purchase under the Plan either as of the Offering Commencement Date or as of such Offering Termination Date, the Committee may, in its sole discretion, provide that the Company shall make a pro rata allocation of the shares of

Common Stock available for purchase on such Offering Commencement Date or Offering Termination Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all participants and terminate the Offering then in effect. The Committee may make such pro rata allocations of the shares available on the Offering Commencement Date of any applicable Offering period, notwithstanding any authorization of additional shares for issuance under the Plan by the shareholders subsequent to such Offering Commencement Date.

         7.02 Withdrawal of Account. No participant in the Plan shall be entitled to withdraw any amount from the accumulated payroll deductions in his or her account; provided, however, that a participant's accumulated payroll deductions shall be refunded to the participant as and to the extent specified in Section 8.01 below upon termination of such participant's participation in the Plan.

         7.03 Fractional Shares. Fractional shares of Common Stock shall not be issued under the Plan. Any accumulated payroll deductions that would have been used to purchase fractional shares, unless refunded pursuant to Section 7.02 above, shall be held for the purchase of Common Stock in the next following Offering, without interest.

         7.04 Exercise of Options. During a participant's lifetime, options held by the participant shall be exercisable only by the participant.

         7.05 Delivery of Stock. As promptly as practicable after the Offering Termination Date of each Offering period, the Company shall deliver to each participant in such Offering, as appropriate, the shares of Common Stock purchased therein upon exercise of such participant's option. The Company may deliver such shares in certificates or book entry form, at the Company's sole election.

         7.06 Stock Transfer Restrictions. To the extent approved by the shareholders, the Plan is intended to satisfy the requirements of Section 423 of the Code. A participant shall not obtain the benefits of this provision if such participant disposes of shares of Common Stock acquired pursuant to the Plan within two years from the Offering Commencement Date or within one year from the date such Common Stock is purchased by the participant, whichever is later.

                                  ARTICLE VIII
                                   WITHDRAWAL

         8.01 In General. A participant may stop participating in the Plan at any time by giving written notice to the Plan Representative. Upon processing of any such written notice, no further payroll deductions shall be made from the participant's Compensation during such Offering or thereafter unless and until such participant elects to resume participation in the Plan by providing written notice to the Plan Representative pursuant to Section 3.04 above. Such participant's payroll deductions accumulated prior to processing of such notice shall be applied toward purchasing full shares of Common Stock in the then-current Offering as provided in Section 7.01 above. Any cash balance remaining after the purchase of shares in such Offering shall be refunded promptly to such participant.

         8.02 Effect on Subsequent Participation. A participant's withdrawal from any Offering shall not have any effect upon such participant's eligibility to participate in any succeeding Offering or in any similar plan that may hereafter be adopted by the Company and for which such participant is otherwise eligible.

         8.03 Termination of Employment. Upon termination of a participant's employment with the Company or any Eligible Subsidiary Corporation (as the case may be) for any reason, including retirement or death, the participant's payroll deductions accumulated prior to such termination, if any, shall be applied toward purchasing full shares of Common Stock in the then-current Offering, and any cash balance remaining after the purchase of shares in such Offering shall be refunded to him or her, or, in the case of his or her death, to the person or persons entitled thereto, and his or her participation in the Plan shall terminate.


                                   ARTICLE IX
                                    INTEREST

         9.01 Payment of Interest. No interest shall be paid or allowed on any money paid into the Plan or credited to the account of or distributed to any participant.


                                    ARTICLE X
                                      STOCK

         10.01 Participant's Interest in Option Stock. No participant shall have any interest in shares of Common Stock covered by any option held by such participant until such option has been exercised as provided in Section 7.01 above.

         10.02 Registration of Stock. Shares of Common Stock purchased by a participant under the Plan shall be registered in the name of the participant, or, if the participant so directs by written notice to the Plan Representative prior to the Offering Termination Date applicable thereto, in the names of the participant and one such other person as may be designated by the participant, as joint tenants with rights of survivorship or as tenants by the entireties, to the extent permitted by applicable law.

         10.03 Restrictions on Exercise. The Board may, in its discretion, require as conditions to the exercise of any option that the shares of Common Stock reserved for issuance upon the exercise of such option shall have been duly listed, upon official notice of issuance, upon a stock exchange or market, and that either:

                  (a) a registration statement under the Securities Act of 1933, as amended, with respect to said shares shall be effective; or

                  (b) the participant shall have represented at the time of purchase, in form and substance satisfactory to the Company, that it is his or her intention to purchase the shares for investment and not for resale or distribution.


                                   ARTICLE XI
                                 ADMINISTRATION

         11.01 Appointment of Committee. The Board shall appoint a committee (the "Committee") to administer the Plan, which shall consist solely of no fewer than three "non-employee directors" (as defined in Rule 16b-3(b)(3)(i) promulgated under the Securities Exchange Act of 1934, as amended).

         11.02 Authority of Committee. Subject to the express provisions of the Plan, the Committee shall have plenary authority in its discretion to interpret and construe any and all provisions of the Plan, to adopt rules and regulations for administering the Plan, and to make all other determinations deemed necessary or advisable for administering the Plan. The Committee's determination of the foregoing matters shall be conclusive.

         11.03 Rules Governing the Administration of the Committee. The Board may from time to time appoint members of the Committee in substitution for or in addition to members previously appointed and may fill vacancies, however caused, in the Committee. The Committee may select one of its members as its chairman, shall hold its meetings at such times and places as it shall deem advisable, and may hold telephonic meetings. All determinations of the Committee shall be made by a majority of its members. A decision or determination reduced to writing and signed by a majority of the members of the Committee shall be as fully effective as if it had been made by a majority vote at a meeting duly called and held. The Committee may appoint a secretary and shall make such rules and regulations for the conduct of its business as it shall deem advisable.


                                   ARTICLE XII
                                  MISCELLANEOUS

         12.01 Death of a Participant. In the event of the death of a participant, the Company shall deliver shares of Common Stock and/or cash under the Plan to the executor or administrator of the estate of the participant. If no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares of Common Stock and/or cash to the spouse or to any one or more dependents of the participant, in each case without any further liability of the Company whatsoever under or relating to the Plan.

         12.02 Transferability. Neither payroll deductions credited to any participant's account nor any option or rights with regard to the exercise of an option to receive Common Stock under the Plan may be assigned, transferred, pledged, or otherwise disposed of in any way by the

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participant other than by will or the laws of descent and distribution. Any such attempted assignment, transfer, pledge or other disposition shall be without effect, except that the Company may, in its discretion, treat such act as an election to withdraw from participation in the Plan in accordance with Section 8.01.

         12.03 Use of Funds. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose. The Company shall not be obligated to segregate such payroll deductions.

         12.04    Adjustment Upon Changes in Capitalization.

                  (a) If, while any options are outstanding under the Plan, the outstanding shares of Common Stock of the Company have increased, decreased, changed into, or been exchanged for a different number or kind of shares or securities of the Company through any reorganization, merger, recapitalization, reclassification, stock split, reverse stock split or similar transaction, appropriate and proportionate adjustments may be made by the Committee in the number and/or kind of shares that are subject to purchase under outstanding options and in the Option Price or Prices applicable to such outstanding options. In addition, in any such event, the number and/or kind of shares that may be offered in the Offerings described in Article IV hereof shall also be proportionately adjusted. No such adjustments shall be made for or in respect of stock dividends. For purposes of this paragraph, any distribution of shares of Common Stock to shareholders in an aggregate amount of 20% or more of the outstanding shares of Common Stock shall be deemed a stock split, and any distribution of aggregate shares of less than 20% of the outstanding shares of Common Stock shall be deemed a stock dividend.

                  (b) Upon the dissolution or liquidation of the Company, or upon a reorganization, merger or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving corporation, or upon a sale of substantially all of the property or capital stock of the Company to another corporation, the holder of each option then outstanding under the Plan shall thereafter be entitled to receive at the next Offering Termination Date, upon the exercise of such option, for each share as to which such option is exercised, as nearly as reasonably may be determined, the cash, securities and/or property that a holder of one share of the Common Stock is entitled to receive upon and at the time of such transaction. The Board shall take such steps in connection with such transactions as the Board shall deem necessary to assure that the provisions of this Section 12.04 shall thereafter be applicable, as nearly as reasonably may be determined, in relation to the said cash, securities and/or property as to which each such holder of any such option might hereafter be entitled to receive.

         12.05    Amendment and Termination.

                  (a) The Board shall have sole power and authority to terminate or amend the Plan; provided, however, that no such amendment or termination may adversely affect options previously granted.

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                  (b) Without shareholder consent and without regard to whether any participant rights may be considered to have been "adversely affected," the Board or the Committee may change the Offering periods, limit the frequency and/or number of changes permitted in the amount withheld during an Offering, establish the exchange ratio applicable to amounts withheld in a currency other than U. S. Dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company's processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond to amounts withheld from the participant's Compensation, and establish such other limitations and procedures that the Board or the Committee determines in its sole discretion advisable and that are consistent with the Plan.

                  (c) If the Board determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Board may, in its discretion and to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequences, including, but not limited to:

                    (i) increasing the purchase price for any Offering, including an Offering underway at the time of the change in purchase price;

                    (ii) shortening any Offering period so that the Offering period ends on a new Offering Termination Date, including an Offering period underway at the time of the Board action; and

                    (iii) allocating shares.

                    Such modifications or amendments shall not require shareholder approval or the consent of any Plan participants.

         12.06 Shareholder Approval. Solely for the purpose of qualifying the Plan under Section 423 of the Code, the Company shall seek shareholder approval of the Plan. In the event that such shareholder approval is not obtained, the plan shall be treated as a nonqualified plan to the extent permitted by applicable law, regulation or stock exchange or national market system rule.

         12.07 Effective Date. The Plan shall become effective as of September 30, 1999. It shall continue in effect for a term of ten (10) years unless sooner terminated under Section 12.05 hereof.

         12.08 No Employment Rights. The Plan does not, directly or indirectly, create in any person any right with respect to continuation of employment by the Company or any Subsidiary Corporation, and it shall not be deemed to interfere in any way with the Company's or any Subsidiary Corporation's right to terminate or otherwise modify any employee's employment at any time.

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         12.09 Effect of Plan. The provisions of the Plan shall, in accordance with its terms, be binding upon and inure to the benefit of all successors of each Employee participating in the Plan, including, without limitation, such Employee's estate and the executors, administrators or trustees thereof, heirs and legatees, and any receiver, trustee in bankruptcy or representative of creditors of such Employee.

         12.10 Governing Law. The law of the State of North Carolina shall govern all matters relating to this Plan except to the extent superseded by the federal laws of the United States.

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